UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HEARTWARE INTERNATIONAL, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2016

TO OUR STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of HeartWare International, Inc., a Delaware corporation, will be held on Thursday, June 2, 2016, at 8:00 a.m. Eastern Time, at our corporate headquarters, 500 Old Connecticut Path, Building A, Framingham, Massachusetts, for the following purposes:

1. To elect four (4) Class II directors and one (1) Class I director named in the accompanying Proxy Statement;

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm; and

3. To consider and act on an advisory vote to approve our named executive officer compensation.

In addition, we will consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The Proxy Statement that accompanies and forms part of this Notice of Annual Meeting provides information relating to each of the matters to be considered. This Notice of Annual Meeting and the Proxy Statement should be read in their entirety.

Only stockholders of record as of the close of business on April 20, 2016 are entitled to receive notice of and to vote at the meeting as well as any adjournments or postponements of the meeting.

It is important that your shares be represented and voted at this annual meeting. Whether or not you plan to attend the meeting in person, we encourage you to submit your proxy as soon as possible. For specific instructions, please refer to the Voting Instructions section beginning on page 1 of the accompanying Proxy Statement.

By order of the Board of Directors,

Douglas Godshall
Chief Executive Officer

April 29, 2016

HEARTWARE INTERNATIONAL, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2016

The accompanying proxy is solicited by the Board of Directors (the “Board”) of HeartWare International, Inc., a Delaware corporation for use at our annual meeting of stockholders to be held on Thursday, June 2, 2016, at 8:00 a.m. Eastern Time, or upon any adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our,” “HeartWare” or “the company” mean HeartWare International, Inc. and its subsidiaries.

The complete mailing address, including zip code, of our corporate headquarters is 500 Old Connecticut Path, Building A, Framingham, Massachusetts 01701.

This Proxy Statement was first mailed to our stockholders on or about April 29, 2016.

INTERNET AVAILABILITY OF PROXY MATERIALS

A complete set of Proxy Materials relating to our annual meeting is available on the Internet. These Proxy Materials consist of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K, and may be viewed and printed at:

http://www.edocumentview.com/HTWR

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote

You are entitled to vote your common stock at the annual meeting (or upon any adjournments or postponements of the meeting) if you held your shares as of the close of business on the record date, April 20, 2016. Each share of our common stock is entitled to one vote for each matter properly brought before this annual meeting. On April 20, 2016, we had 17,536,482 shares of common stock outstanding. All of the outstanding shares of our common stock as of April 20, 2016 are entitled to vote on all matters to be acted upon at this annual meeting. Our common stock is listed and trades on the NASDAQ Stock Market.

Matters to be Voted On

Stockholders are being asked to vote on three (3) matters presented at the annual meeting:

1.	The election of four (4) Class II directors and one (1) Class I director named in this Proxy Statement;

2.	The ratification of the appointment of our independent registered public accounting firm, Grant Thornton LLP; and

3.	A non-binding resolution to approve our named executive officer compensation.

The Board knows of no other matters to be presented at this meeting.

The Board recommends you vote your shares “FOR” each proposal.

Quorum for the Meeting

A majority of the outstanding shares of our common stock entitled to vote, whether present in person or represented by proxy, is required to transact business at the meeting. This is called a quorum. Votes cast for or against, instructions to withhold authority to vote for a director nominee, abstentions and “broker non-votes” will each be counted as present and entitled to vote for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a broker or nominee holding shares on behalf of a beneficial owner does not vote because it has not received instructions on how to vote from the beneficial owner on a particular proposal and does not have discretionary voting authority to do so.

Vote Required To Approve Each Proposal

•	Election of Directors. With respect to Proposal No. 1, the four (4) Class II nominees and the one (1) Class I nominee receiving the highest number of “for” votes will be elected as directors of the company. Each Class II director will serve until our 2019 annual meeting and until a successor is duly elected and qualified, or until his death, retirement or removal, and our Class I director will serve until the 2018 annual meeting or until his successor is duly elected and qualified, or until his death, retirement or removal.

•	All Other Proposals. The affirmative vote of a majority of the votes present in person or represented by proxy at the meeting is required to approve all other proposals presented at this annual meeting. For these proposals, abstentions will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote. Broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of these proposals.

At present, the Board knows of no other matters to be presented at this annual meeting.

Difference between Stockholders of Record and Beneficial Owners

If you are a stockholder of record, your shares are registered directly in your name with our transfer agent, Computershare Trust Company. As a stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the annual meeting. We have made a proxy card as well as electronic voting available to you.

If your shares are held through a brokerage firm, trustee, bank or other nominee (your “intermediary”), you are considered a beneficial owner of those shares. The shares are held in “street name” on your behalf. The Proxy Materials for this annual meeting have been made available to the intermediary and the intermediary will forward the materials to you together with a voting instruction form. As a beneficial owner, you have the right to direct your intermediary on how to vote and are also invited to attend the annual meeting; however, since you are not a stockholder of record, you may not vote your shares in person at the annual meeting, unless you request, complete and deliver to us at the annual meeting a legal proxy from your intermediary.

How the Vote is Counted

Computershare Trust Company has been appointed to tabulate stockholder votes and act as the Inspector of Elections for this meeting.

•	Election of Directors. You may vote for a director nominee or withhold your vote. Withhold votes and broker non-votes will not be counted as votes cast. If you are the beneficial owner of shares held on your behalf by an intermediary, such as a broker, bank or other nominee (this means your shares are held in “street name”), your intermediary may not have discretion to vote on this proposal on your behalf without receiving instructions from you. Proxies may not be voted for more than five (5) nominees, and stockholders may not cumulate votes in the election of directors.

•	All Other Proposals. You may vote for, against or abstain from voting for all other proposals (the ratification of our independent registered public accounting firm and the advisory vote on our 2015 named executive officer compensation). Abstentions will not be counted as votes cast and will therefore have no impact on the outcome of the proposals. Broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of these proposals. If your shares are held in street name, your intermediary may only vote on the ratification of our independent registered public accounting firm (Proposal No. 2) if you do not provide voting instructions to your intermediary.

Voting Instructions

Your voting instructions are confidential and will not be disclosed to persons other than those tabulating the vote, except if a stockholder makes a written comment on the proxy card, otherwise communicates his or her vote to management or as authorized by you.

All shares of our common stock represented by properly executed proxies received before the annual meeting will be voted in accordance with the instructions indicated on those proxies unless the proxies have otherwise been revoked.

Whether you hold shares directly as the stockholder of record or are the beneficial owner of the shares, you may direct how your shares are voted without attending the annual meeting as follows:

•	If you are a stockholder of record, you may vote by proxy over the telephone, via the Internet or by mail by following the instructions provided on the proxy card. If we receive a validly executed proxy that does not provide voting instructions, the persons appointed as your proxy will vote your shares for all matters as recommended by the Board in this Proxy Statement. If any other matters are properly presented at the meeting, the persons named as proxies will vote in accordance with their best judgment.

•	If you are the beneficial owner of shares held by an intermediary, such as a brokerage account or by a bank or other nominee in street name, you have the right to direct your intermediary on how to vote the shares in your account. You may vote by proxy by following the instructions provided on the voting instruction form sent to you by your intermediary.

Revoking Your Proxy.

•	Stockholders of record may revoke their proxy at any time before it is exercised by (a) delivering a written notice revoking the proxy to the Secretary of HeartWare International, Inc., 500 Old Connecticut Path, Building A, Framingham, Massachusetts 01701, (b) delivering another timely and later dated proxy to the Secretary of HeartWare International, Inc., 500 Old Connecticut Path, Building A, Framingham, Massachusetts 01701, (c) revoking your vote over the telephone or via the Internet before 2:00 a.m. Eastern Time on June 2, 2016, or (d) attending the meeting and voting in person. Please note that attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

•	If you are a beneficial owner and your shares are held in street name, you must contact your intermediary (broker, bank or nominee) to obtain instructions on how to revoke your proxy or change your vote.

Voting at the Meeting.

•	If you are a stockholder of record, you may vote your shares in person at the annual meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares as soon as possible in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.

•	If you are a beneficial owner and your shares are held in street name, you may vote your shares in person at the meeting only if you obtain a valid proxy from the intermediary holding the shares on your behalf as they are the stockholder of record of your shares.

Voting Results

We will file a current report on Form 8-K with the US Securities and Exchange Commission (the “SEC”) within four business days following this annual meeting. If the Inspector of Elections for this annual meeting has not certified the voting results by the date on which the Form 8-K is required to be filed, we will file an amended Form 8-K within four business days after the Inspector of Elections has certified the final voting results.

List of Stockholders

In accordance with our by-laws, we will make a list of the stockholders of record entitled to vote at this annual meeting available at the annual meeting and for 10 days before the meeting at our corporate offices located at 500 Old

Connecticut Path, Building A, Framingham, Massachusetts 01701, between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time. Please note that if you are the beneficial owner of shares held on your behalf by a broker, bank or other nominee, your name will not appear on our stockholder list as the intermediary is the record holder of your shares.

Solicitation of Proxies

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these Proxy Materials. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. In addition to the mailing of these Proxy Materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for solicitation activities. We will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to solicit the beneficial owners and we will reimburse them for their reasonable expenses in so doing. If we engage a proxy solicitor, we will pay the customary fees and expenses of the solicitor, which we estimate would not exceed $25,000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed by our officers and employees under the direction and oversight of our Board. With the exception of Mr. Godshall, none of the members of our Board are employees of the company or any of our subsidiaries. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

We believe open, effective and accountable corporate governance practices are key to our relationship with our stockholders. Our Board has adopted corporate governance guidelines that, along with the charters of our Board committees and our Code of Business Conduct and Ethics, provide the framework for the governance of our company. A complete copy of our corporate governance guidelines, the charters of our Board committees, and our Code of Business Conduct and Ethics may be found on the corporate governance section of our website at www.heartware.com. The Board regularly reviews corporate governance developments and modifies these policies as warranted. Information contained on our website is not part of this Proxy Statement.

Board of Directors

In accordance with our by-laws, the size of our Board can be fixed from time to time by a resolution of a majority of the Board. Our Board is currently set at ten members divided into three classes, with each class having a three-year term and one class standing for election at our annual meeting each year. A director elected by stockholders shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor is elected and qualified, or until his or her death, retirement or removal.

Each of our four (4) Class II directors and one (1) Class I director have been nominated for election at this annual meeting. If elected, each Class II director would serve until our 2019 annual meeting and until a successor has been elected and qualified, or until his death, retirement or removal, and Dr. Oesterle, our Class I director nominee would serve until our 2018 annual meeting and until a successor has been elected and qualified, or until his death, retirement or removal.

For uncontested director elections, such as this one, where the number of nominees for director does not exceed the number of directors to be elected, our majority voting policy applies. Under this policy, any nominee for election who receives a greater number of “withhold” votes than “for” votes shall promptly tender his or her resignation to the nominating and governance committee for consideration. The nominating and governance committee will then recommend to the Board whether to accept the offer of resignation in accordance with the Board’s policies and procedures.

Current members of our Board are seasoned leaders with broad and diverse experience predominantly in the healthcare and healthcare-related industries. In holding their current and former positions, they have gained significant and diverse experience, including management, industry knowledge, strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Many of the directors also have experience serving as executive officers, or on boards of directors and committees of other public companies, and have an understanding of corporate governance practices and trends.

A listing of our directors, their respective class as well as individual biographies describing the skills, qualities, attributes and experiences considered by our Board is set forth below.

Class	Directors Comprising Class	Current Term Expiration Date
Class I	Cynthia Feldmann Stephen Oesterle, M.D. (1) Denis Wade, M.D.	2018 Annual Meeting
Class II	Chadwick Cornell Douglas Godshall Seth Harrison, M.D. Robert Stockman	2016 Annual Meeting
Class III	Timothy Barberich Ray Larkin, Jr. Robert Thomas	2017 Annual Meeting

(1)	Pursuant to our bylaws, because Dr. Oesterle was appointed to our Board subsequent to our 2015 annual meeting of stockholders, his term expires at the 2016 annual meeting of stockholders despite being designated a Class I director. Therefore, Dr. Oesterle is standing for election at our 2016 annual meeting with the directors whose term also expires at the 2016 annual meeting.

Class II Directors (Term Expires in 2016)

Chadwick Cornell. Mr. Cornell, age 43, joined our Board in March 2016. He is a Partner and Managing Director at Goldner Hawn Johnson & Morrison, Inc. (GHJ&M), a private equity firm, which he joined in 2013. Prior to GHJ&M, Mr. Cornell worked at Medtronic, Inc. from 2003 to 2013. At Medtronic, Mr. Cornell supported the transaction activity of various Medtronic businesses and initiatives, and he led the corporate development group during his last five years at the company. As Vice President of Corporate Development, he was responsible for global acquisition, divestiture, venture investment and strategic transaction activity. Earlier in his tenure with Medtronic, Mr. Cornell led transaction activity related to interventional cardiology and cardiac surgery, as well as musculoskeletal and international business development. Prior to Medtronic, Mr. Cornell was a corporate lawyer at Sidley Austin, LLP in Chicago, concentrating on mergers and acquisitions and securities offerings. Mr. Cornell earned a Bachelor of Arts in Accounting from Marquette University and holds a Juris Doctorate from the University of Pennsylvania Law School. He is a Chartered Financial Analyst and Certified Public Accountant.

Key Attributes, Experience and Skills:

Mr. Cornell’s experience as Medtronic’s former leader of corporate development as well as his experience in investing in and counseling medical device companies through GHJ&M provides the company with an additional perspective on corporate strategy, strategic transactions and enhancing stockholder value. His energy and expertise are especially valuable to our finance and business development teams.

Douglas Godshall. Mr. Godshall, age 51, has been our Chief Executive Officer since September 2006 and a director since October 2006. Prior to joining HeartWare, Mr. Godshall served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed since 1990, including as a member of Boston Scientific’s

Operating Committee. Since January 2005, he served as President, Vascular Surgery at Boston Scientific and previously, Mr. Godshall spent five years as Vice President, Business Development, at Boston Scientific, where he focused on acquisition strategies for the cardiology, electrophysiology, neuroradiology and vascular surgery divisions. Since March 2012, Mr. Godshall has served on the board of directors of pSivida Corp., a public company traded on both the NASDAQ Stock Market and the Australian Securities Exchange (ASX), which specializes in the development of miniaturized, injectable drug delivery systems. Since May 2013, he has served on the board of Vital Therapies, Inc., a public company traded on the NASDAQ Stock Market, which develops cell-based therapies for the treatment of liver disease. In addition, since May 2014, Mr. Godshall has served on the board of the Medical Device Manufacturers Association, a national trade association. Mr. Godshall has a Bachelor of Arts in Business from Lafayette College in Easton, Pennsylvania and a Masters of Business Administration from Northeastern University in Boston, Massachusetts.

Key Attributes, Experience and Skills:

Mr. Godshall brings to the Board extensive business, operating and industry experience as well as his broad strategic vision for and tremendous knowledge of the company. Mr. Godshall has significant senior managerial and industry-specific knowledge with respect to medical devices globally. Mr. Godshall’s service as our Chief Executive Officer creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer and Mr. Godshall in particular, on our Board provides our company with ethical, decisive and effective leadership.

Seth Harrison, M.D. Dr. Harrison, age 56, has been a director and deputy chairman of HeartWare since November 2004 and was Chief Executive Officer of HeartWare, Inc. from July 2003 through November 2004. Dr. Harrison is the managing partner of Apple Tree Partners. He serves as the President of Apple Tree Life Sciences, Inc., chairman of the board of the publicly traded company Tokai Pharmaceuticals Inc., and serves on the boards of privately held Aileron Therapeutics, Asothera Pharmaceuticals, Cure Forward and Syntimmune. From 1999 until it was dissolved in 2013, Dr. Harrison was Managing General Partner of Apple Tree Partners I, L.P., an early stage life sciences venture capital fund, which had been a significant stockholder of the company through early 2013. Prior to September 1999, he held senior executive positions with Oak Investment Partners, Sevin Rosen Funds and Nazem & Company. From 2002 through 2010, Dr. Harrison served on the board of the International Partnership for Microbicides, a Rockefeller Foundation/Gates Foundation-sponsored public-private partnership engaged in the development of anti-HIV microbicides. Dr. Harrison received a Bachelor of Arts from Princeton University. He received his Medical Degree and a Masters of Business Administration from Columbia University and completed a surgery internship at Columbia Presbyterian Hospital in New York.

Key Attributes, Experience and Skills:

Dr. Harrison’s strong medical and venture capital background and his extensive experience with early stage companies make him well-suited to serve as a member of our Board. As a result of this experience, Dr. Harrison is able to provide important perspectives on issues facing companies of our size and stage of development. He also provides considerable strategic leadership and management experience. Through his former service as HeartWare, Inc.’s Chief Executive Officer, he also possesses significant knowledge of the company.

Robert Stockman. Mr. Stockman, age 62, has been a director of HeartWare since December 2006. Since 1999, Mr. Stockman has been the president and chief executive officer of Group Outcome LLC, a US-based merchant banking firm which deploys its capital and that of its financial partners in private equity and venture capital investments in medical technology companies. He was also the co-founder, chairman and chief executive officer of REVA Medical, Inc., a publicly-traded interventional coronary medical device company, where he remains a director. Prior to establishing Group Outcome LLC, Mr. Stockman spent eighteen years with Johnston Associates and Narragansett Capital Corporation, where he focused on venture capital investments in healthcare. Mr. Stockman holds a Bachelors degree from Harvard College and a Masters in Business Administration from The Tuck School at Dartmouth College.

Key Attributes, Experience and Skills:

Through Mr. Stockman’s extensive career as an entrepreneur driving the growth of two medical product companies, an executive of a medical device company and an executive in the investment banking industry, with particular experience in private equity and venture capital investments in medical technology, he has accumulated valuable business, financial, industry, leadership and management experience and brings important perspectives on the issues facing our company. Mr. Stockman’s strong financial background, including his work early in his career at PricewaterhouseCoopers, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets.

Class I Directors (Term Expires in 2018)

Cynthia Feldmann. Ms. Feldmann, age 63, has been a director of HeartWare since 2012. Ms. Feldmann is a retired certified public accountant with 27 years of experience in two large global accounting firms and currently serves on several public company and not-for-profit boards. She was the President and Founder of Jetty Lane Associates, a consulting firm, from 2005 until 2012. Previously, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm of Palmer & Dodge, LLP from 2003 to 2005, and was a partner with KPMG LLP, primarily serving as Partner-in-Charge of its National Medical Technology Practice from 1994 to 2002. From 1975 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP), and during that time was named Partner-in-Charge of its Life Sciences practice . Ms. Feldmann is a director of Steris Corporation, Hanger, Inc. (formerly Hanger Orthopedic Group) and Falmouth Academy. She previously served on the board of Hayes Lemmerz International, Inc. from 2006 to 2009 and Atrius Health from 2012 to 2013. Ms. Feldmann has a Bachelor of Science in Accounting, from Boston College and holds a Masters Professional Director Certification from the American College of Corporate Directors.

Key Attributes, Experience and Skills:

Ms. Feldmann’s experience as Partner-in-Charge of a National Medical Technology and Life Sciences practice for leading law and public accounting firms and as a director of several publicly-traded companies supports the Board’s evaluation and determination of its strategy and leadership in the healthcare marketplace. Ms. Feldmann’s overall experience and financial expertise supports the Board’s oversight of critical financial policy, reporting and risk matters encountered by public companies.

Stephen Oesterle, M.D. Dr. Oesterle, age 64, joined our Board in January 2016 and is a Venture Partner at the global venture capital firm New Enterprise Associates, Inc. (NEA), where he focuses on NEA’s medical device investing practice. Prior to joining NEA, Dr. Oesterle served as Medtronic, Inc.’s Senior Vice President for Medicine and Technology and as a member of the Executive Committee where he provided executive leadership for Medtronic scientific research, technological strategies and development of relationships with medical communities, technical universities, financial institutions and emerging medical device companies around the world. Prior to joining Medtronic in 2002, Dr. Oesterle served as Associate Professor of Medicine at the Harvard University Medical School and Director of Invasive Cardiology Services at Massachusetts General Hospital, Boston. Dr. Oesterle developed and directed interventional cardiology programs at Good Samaritan Hospital, Los Angeles from 1986 to 1991, at Georgetown University from 1991 to 1992, and at Stanford University from 1992 to 1998. Dr. Oesterle graduated summa cum laude from Harvard and received his Medical Degree from Yale University School of Medicine.

Key Attributes, Experience and Skills:

Dr. Oesterle’s experience as Medtronic, Inc.’s Senior Vice President for Medicine and Technology as well as his affiliation with NEA’s medical device investing practice provide our Board with critical insights on emerging and existing technologies in the markets in which our company operates. His expertise and oversight are especially valuable to our research and development, clinical and business development teams. In addition, Dr. Oesterle’s experience as a prominent, practicing interventional cardiologist, researcher and teacher brings an important perspective to our Board’s deliberations.

Denis Wade, M.D. Dr. Wade, age 78, has been a director of HeartWare since December 2004. From 1998 until his retirement in 2003, Dr. Wade was Managing Director of Johnson & Johnson Research Pty Ltd, a research arm of Johnson & Johnson. Prior to that position, he was the Foundation Professor of Clinical Pharmacology at the University of New South Wales in Australia. Dr. Wade has served on a number of industry and Government bodies in Australia. He is a former President of the Australian Society of Clinical and Experimental Pharmacology and has held senior positions in the International Union of Pharmacology, serving as chairman of the Clinical Pharmacology Section. Dr. Wade holds a Bachelors degree in Medicine and Surgery from the University of New South Wales (Australia) and a Doctorate in Philosophy from Oxford (in the United Kingdom). He was awarded an Honorary Doctorate in Science from the University of New South Wales. He is a Fellow of the Royal Australasian College of Physicians and the Australian Academy of Technological Sciences and Engineering. Dr. Wade currently serves as a director of Biotron Limited, a company listed on the Australian Securities Exchange.

Key Attributes, Experience and Skills:

Dr. Wade’s decades of experience in medicine and the development of pharmaceuticals and medical devices as a physician, teacher and researcher and his fundamental understanding of the potential pathways contributing to disease gives him critical perspective on medical device development. Through his work with various industry and governing bodies in Australia and his experience in a variety of executive positions in the medical research field, he brings vast leadership and oversight experience to the Board as well as exposure to diverse, global points of view. Dr. Wade also has extensive experience with intellectual property matters as it pertains to the development and commercialization of medical devices and pharmaceuticals.

Class III Director Nominees (Term Expires in 2017)

Timothy Barberich. Mr. Barberich, age 68, has been a director of HeartWare since April 2008. He is the founder and former chairman and chief executive officer of Sepracor Inc., a publicly traded, research-focused, pharmaceutical company based in Marlborough, Massachusetts which was acquired by Dainippon Sumitomo Pharma Co., Ltd. in 2009. He founded Sepracor in 1984 and was chief executive officer from 1984 to May 2007 and chairman of the board from 1990 to 2009. Mr. Barberich has been chairman of BioNevia Pharmaceuticals since June 2008 and chief executive officer since January 2014. He currently serves on the boards of publicly-traded GI Dynamics, an Australian listed medical device company, Verastem, Inc., a clinical stage biopharmaceutical company, Tokai Pharmaceuticals Inc., a clinical stage oncology company, and on the boards of the privately held companies, Neurovance, Inc. and MirImmune. He also served on the board of BioSphere Medical, Inc., a NASDAQ listed biotech company, from December 1993 and the privately held company Gemin X Biotechnologies from 2005 until they were both acquired in 2010. In addition, he has served on the board of trustees of the Boston Medical Center and the board of the Pharmaceutical Research and Manufacturers’ Association (PhRMA). Prior to founding Sepracor, Mr. Barberich spent 10 years as a senior executive at Bedford, Massachusetts-based Millipore Corporation, a company that provides separations products to the life science research, pharmaceutical, biotechnology and electronic markets. Mr. Barberich is a graduate of Kings College. He holds a Bachelor of Science degree in Chemistry.

Key Attributes, Experience and Skills:

Through his work at Sepracor, Mr. Barberich brings to the Board the invaluable knowledge and experience of leading a company in the healthcare industry through every stage of its life cycle, including its founding, early stage research and development, product approvals and commercialization, private funding, public offering and substantial profitability. We believe this experience and familiarity with the types of risks we may face, together with his broad medical device and pharmaceutical industry experience, makes Mr. Barberich uniquely suited to serve on our Board.

Ray Larkin, Jr. Mr. Larkin, age 67, has been a director of HeartWare since October 2008 and Chairman of the Board since June 2010. Mr. Larkin joined the board of directors of publicly-traded Align Technology, Inc. in March 2004 and has served as Chairman since February 2006. Align Technology is engaged in the design, manufacture and marketing of novel orthodontic products. He is also a director of Neuropace, a privately-held company developing implantable devices to treat neurological disorders, and TherOx, a company focused on treating oxygen-deprived tissue in heart-attack victims. Previously, from 1999 through May 2007, Mr. Larkin served on the board of directors of Davita, Inc., a New York Stock Exchange-listed provider of dialysis services, and, from 2002 to 2012, of Novasys Medical, Inc., a privately-held company focused on the development of innovative therapies in women’s health. Since July 2006, Mr. Larkin has served as a Venture Partner at Cutlass Capital, a healthcare venture capital firm, and since January 2002, as an Executive Committee Member at Synecor, an incubator of innovative early stage medical technologies. Mr. Larkin spent approximately 15 years with critical care device company Nellcor Puritan Bennett, Inc, which he joined in 1983 as Vice President Sales and Marketing. He was appointed President and chief executive officer of Nellcor in 1989. Mr. Larkin subsequently served as chairman and chief executive officer of Eunoe, Inc., a company focused on neurological disorders, until it was acquired by Integra LifeSciences Holdings Corporation in 2005. Mr. Larkin is a graduate of LaSalle University and a former Captain in the United States Marine Corps.

Key Attributes, Experience and Skills:

Mr. Larkin’s service as chief executive officer of Nellcor and Eunoe provides valuable business, leadership and management experience, including expertise leading early stage and mature organizations in the medical technology and device industry, giving him a keen understanding of the issues facing businesses such as ours. In addition, Mr. Larkin has significant experience with healthcare venture capital and the commercialization of medical technology. Mr. Larkin’s service on the board of directors of other very successful medical device companies enables him to bring additional perspectives to the Board.

Robert Thomas. Mr. Thomas, age 71, has been a director of HeartWare since November 2004 and served as our Chairman of the Board from February 2009 to June 2010. He is currently a director of the following Australian public companies: Virgin Australia Limited (formerly Virgin Blue Holdings Limited), Biotron Limited, REVA Medical, Inc. and Starpharma. He also serves on the board of the privately-held company, AUS Bio Limited. Between October 2004 and September 2008, Mr. Thomas was a consultant to Citigroup Corporate and Investment Bank and was chairman of Global Corporate and Investment Bank, Australia and New Zealand of Citigroup Global Markets Australia Pty Limited between March 2003 and September 2004. Previously, Mr. Thomas was chief executive officer of Citigroup’s (formerly known as Salomon Smith Barney) Corporate and Investment Bank, Australia and New Zealand from October 1999 until February 2003. Mr. Thomas previously served as chairman of TAL Limited (formerly Tower Australian Limited) from August 2007 until he retired in September 2014. Mr. Thomas is a Fellow of the Australian Institute of Company Directors, and a director of O’Connell Street Associates and Grahger Capital Securities. He also served as President of the State Library Council of New South Wales in Australia from 2007 until he retired in December 2014. He is a Master Stockbroker and has also been a member of the Financial Services Institution of Australia (previously known as the Securities Institute of Australia) for almost four decades and a Fellow for a decade. Mr. Thomas holds a Bachelor of Economics from Monash University, Australia.

Key Attributes, Experience and Skills:

Mr. Thomas’ career in investment banking, including serving in various leadership roles at Citigroup Corporate and Investment Bank in Australia and New Zealand, provide valuable commercial experience and critical insights on the roles of finance and strategic transactions to our business. Mr. Thomas has substantial experience in governance and risk management across a wide range of industries. Mr. Thomas also brings capital markets and economics expertise to the Board from his years of service as a securities analyst.

Director Independence and Family Relationships

Our Board believes that a substantial majority of its directors should be independent directors, but in no event should there be less than a majority. We define an “independent” director in accordance with the corporate governance rules of the NASDAQ Stock Market (the “NASDAQ Rules”). Because it is not possible to anticipate or explicitly provide for all potential conflicts of interest that may affect independence, the Board, with the recommendation of the nominating and governance committee, is responsible for affirmatively determining that each director does not have any relationships which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board and the nominating and governance committee review information provided by the directors with regard to each director’s business and personal activities as they may relate to our company at least annually.

Our Board, upon the recommendation of the nominating and governance committee, has affirmatively determined that each of the following persons, constituting a substantial majority of our Board of Directors, are “independent” and have no relationship with the company, except for serving as a member of our Board and holding securities in HeartWare: Timothy Barberich, Chadwick Cornell, Cynthia Feldmann, Seth Harrison M.D., Ray Larkin, Jr., Stephen Oesterle M.D., Robert Stockman, Robert Thomas and Denis Wade M.D.

There are no family relationships among our officers and directors, nor are there any undisclosed arrangements or understandings between any of our directors or officers pursuant to which any officer or director was or is to be selected as an officer or director.

Board Leadership Structure

As reflected in our corporate governance guidelines, the Board does not have nor does it believe it should have a fixed policy regarding the separation of the Chairman role and the Chief Executive Officer role. The Board believes that having a fixed policy would limit its flexibility in evaluating the leadership structure that it considers appropriate for our company and considering individuals who would be available to serve in these roles at a particular point in time.

Nevertheless, we currently have Mr. Godshall serving as Chief Executive Officer and Mr. Larkin serving as Chairman. We believe this leadership structure is presently the most appropriate structure for us, especially in this critical time as we continue to transition from a development stage company to a revenue-generating enterprise. As Chief Executive Officer, Mr. Godshall is responsible for setting the strategic direction of the company after consultation with the Board and the day-to-day leadership and performance of the company, while our Chairman, Mr. Larkin, an independent director, provides guidance to the Chief Executive Officer, and acts as a liaison between the Chief Executive Officer and the independent directors.

Board’s Role in Risk Oversight

It is the responsibility of management to identify, assess and manage our exposure to risks. Our Board plays an important role in overseeing management’s performance of these duties as well as the processes and systems the company uses to identify, prioritize, source, manage and monitor our critical risks. To this end, our Board receives regular reports from our Chief Executive Officer and other members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to our Board at our regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, our Board at least annually, reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

The Board has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The audit committee oversees management of financial and internal control risks as well as the risks associated with litigation and related party transactions. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and governance committee oversees the management of risks associated with the composition and independence of our Board, compliance with various regulatory and listing standards requirements and succession planning. In early 2016, the Board established two new Board committees: (i) the business strategy committee, which is responsible for making recommendations with respect to the company’s business strategy, strategic transactions and other strategic issues facing the company; and (ii) the quality and technology committee, which is responsible for making recommendations with respect to product quality and safety, scientific and technical direction and clinical studies. While each committee is responsible for evaluating and overseeing the management of the risks relevant to the particular committee, the entire Board is regularly informed about these risks through regular committee reports.

Analysis of Risk Associated with Our Compensation Programs

In setting compensation, our compensation committee also considers the risks to our stockholders and the achievement of our goals inherent in our compensation programs.

Specifically, we consider the following elements of our compensation programs, including our executive compensation plans and policies, when evaluating whether programs encourage our executives and other employees to take unreasonable risks:

•	We set performance goals that we believe are reasonable in light of past performance, market conditions and the stage of our company.

•	Since 2010, we have been granting restricted stock units to our employees under our annual long-term incentive program because restricted stock units, among other things, retain value even in depressed or volatile markets so that executives and other employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	Our Board adopted an executive compensation recoupment or “clawback” policy in 2014. Under this policy, incentive cash compensation paid to our Section 16 officers is subject to automatic recoupment in the event of a material restatement of our financial statements. In addition, incentive cash compensation may be recouped in the event of violations under our Code of Business Conduct and Ethics or certain other company policies.

•	Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in compensation at levels below target achievement, rather than an “all-or-nothing” approach.

•	Equity awards granted to our executive officers under our annual long-term incentive program include a mix of both service- and performance-based awards, with the performance milestones tied to common corporate goals set by our compensation committee.

•	The service-based equity awards under our annual long-term incentive awards vest over three or four years to ensure that our employees’ interests align with those of our stockholders for the long-term performance of the company.

Although a significant portion of our executives’ compensation is performance-based or “at-risk,” we believe our compensation plans for both executives and other employees are appropriately structured and do not pose a material risk to the company.

Board Meetings

Directors are expected to attend meetings of the Board and any Board committees on which they serve. During the fiscal year ended December 31, 2015 our Board held eleven meetings, and met in executive session at almost every regularly-scheduled Board meeting. Each director attended 75% or more of the meetings of the Board and the Board committees on which they served during 2015.

In accordance with our corporate governance guidelines, we make every effort to schedule our annual meeting of stockholders at a time and date to enable attendance by directors taking into account the directors’ schedules, and we expect all directors to make every effort to attend our annual meetings absent an unavoidable and irreconcilable conflict. In 2015, all members of our Board attended our annual meeting except Dr. Harrison who was unable to attend the meeting due to extenuating personal circumstances.

Board Committees

During 2015, the Board had three standing committees to facilitate and assist it in the execution of its responsibilities: the audit committee, the compensation committee and the nominating and governance committee. The table below lists the membership* of each of our committees and the number of meetings each held during 2015.

Director Name	Audit	Compensation	Nominating and Governance
Timothy Barberich		CHAIR	X
Cynthia Feldmann	X	X
Douglas Godshall
Seth Harrison, M.D.
Ray Larkin, Jr.			CHAIR
Robert Stockman	CHAIR
Robert Thomas	X	X	X
Denis Wade, M.D.	X	X

Number of Meetings in 2015	6	5	3

*	Dr. Oesterle and Mr. Cornell joined our Board in 2016.

In early 2016, the Board created two additional Board committees: a business strategy committee (described below) and a quality and technology committee (described below).

Audit Committee

The primary purpose of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The committee also reviews the qualifications, independence and performance of, and approves the terms of engagement and appoints, our independent registered public accounting firm. In addition, the audit committee pre-approves audit, audit-related and non-audit services performed for us by our independent registered public accounting firm. The audit committee is governed by a written charter approved by our Board, a copy of which is available from the corporate governance section of our website at www.heartware.com.

The audit committee currently consists of Robert Stockman (Chairman), Cynthia Feldmann, Robert Thomas and Denis Wade M.D., all of whom have been determined by the Board to be “independent” as defined by applicable SEC and NASDAQ Rules. Our Board has determined that each of Mr. Stockman and Ms. Feldmann qualifies as an “audit committee financial expert” as defined under the SEC rules. The Audit Committee Report can be found on page 21 of this Proxy Statement.

Business Strategy Committee

In early 2016, the Board created the business strategy committee. The primary purpose of the business strategy committee is to assist the Board by: (i) making recommendations regarding the company’s business strategies, (ii) reviewing potential material mergers, acquisitions, divestitures and other key strategic transactions outside the ordinary course of the company’s business, and (iii) identifying and analyzing critical strategic issues facing the company. The business strategy committee is governed by a written charter approved by our Board, a copy of which is available from the corporate governance section of our website at www.heartware.com. The business strategy committee currently consists of Ray Larkin, Jr. (Chairman), Timothy Barberich, Chadwick Cornell, Douglas Godshall and Stephen Oesterle M.D.

Compensation Committee

The primary purpose of the compensation committee is to supervise and review the affairs of the company as they relate to the compensation and benefits of our executive officers and directors. In carrying out these responsibilities, the compensation committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders. The compensation committee is governed by a written charter approved by our Board, a copy of which is available from the corporate governance section of our website at www.heartware.com.

As further described in the Compensation Discussion and Analysis section of this Proxy Statement, the compensation committee establishes our overall compensation philosophy and approves the compensation payable to our executive officers including all adjustments to existing compensation, equity incentive awards and cash bonuses, and makes recommendations to our Board regarding the compensation of our directors. The compensation committee also administers certain of our employee benefit plans, including our equity incentive plans, and grants stock options, restricted stock units and other cash-based and stock-based incentives to our directors, employees and consultants.

In fulfilling its responsibilities, the compensation committee may, to the extent permitted by law, delegate any or all of its responsibilities to one or more subcommittees comprised of at least two members of the committee.

The compensation committee may also retain compensation consultants to assist it in evaluating executive compensation and may retain counsel, accountants or other advisors, as it deems appropriate, at the company’s expense. Since 2009, the compensation committee has engaged the independent compensation consulting services of Pearl Meyer (PM), an independent compensation consultant. PM reports directly to the compensation committee and assists it in evaluating and designing our executive and director compensation programs and policies. During 2015, PM reviewed and provided market information and analysis regarding the competitiveness of our executive compensation program design and our award values in relationship to our performance. Additionally, PM provided market data and regulatory updates as well as governance and best practices trends. PM attends committee meetings, as requested, and communicates with the chair of the compensation committee between meetings; however, the compensation committee makes all of our executive compensation decisions. PM is retained only by the compensation committee and does not provide any other consulting services to the company. Additional information about the compensation committee’s role in setting executive compensation and the services PM performed for the compensation committee in 2015 is described in our Compensation Discussion and Analysis section below.

The compensation committee regularly reviews the services provided by its outside consultants and believes that PM is independent in providing executive compensation consulting services. The compensation committee conducted a specific review of its relationship with PM in 2015, and determined that PM’s work for the compensation committee did not raise any conflicts of interest, consistent with the regulations adopted by the SEC and NASDAQ. In addition, PM delivered a letter to the compensation committee certifying to its independence in accordance with the independence standards of the SEC and NASDAQ and within the parameters of the Dodd-Frank Act.

The compensation committee currently consists of Timothy Barberich (Chairman), Cynthia Feldmann, Robert Thomas and Denis Wade M.D., all of whom have been determined by the Board to be “independent” as defined by the NASDAQ Rules, a “non-employee director” for purposes of Section 16(b)(3) under the Securities and Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The report of the compensation committee can be found on page 37 of this Proxy Statement.

Nominating and Governance Committee

The nominating and governance committee oversees our director nomination process and corporate governance matters. Its primary responsibilities are to: (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the company; (vi) oversee executive succession planning (including for the Chief Executive Officer); (vi) monitor compliance with existing corporate governance policies, including our stock ownership guidelines; and (vii) provide oversight in the annual evaluation of the Board and each committee. The nominating and governance committee is governed by a written charter approved by our Board, a copy of which is available from the corporate governance section of our website at www.heartware.com.

The nominating and governance committee currently consists of Ray Larkin, Jr. (Chairman), Timothy Barberich and Robert Thomas, all of whom have been determined by the Board to be “independent” as defined by the NASDAQ Rules.

Nominations for Directors and Diversity Policy

The nominating and governance committee will evaluate candidates for directors proposed by directors, stockholders or management using the same criteria for each candidate and considers the following factors, among others:

•	the nominating and governance committee’s views of the current needs of the Board for certain skills, experience or other characteristics;

•	the candidate’s background, skills, and experience;

•	other characteristics and expected contributions of the candidate; and

•	the qualification standards established from time to time by the nominating and governance committee.

The nominating and governance committee regularly reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board and the company’s circumstances. In accordance with our corporate governance guidelines, this assessment includes an evaluation of an individual’s independence, diversity, age, financial literacy, demonstrated leadership and skills such as an understanding of the healthcare industry, manufacturing, technology, intellectual property, finance and marketing, and international background, all in the context of an assessment of the perceived needs of the Board at that point in time. Pursuant to our corporate governance guidelines, directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment.

In identifying director nominees, the nominating and governance committee first evaluates the current members of the Board willing to continue in service as well as the annual results of the Board and committee self-evaluations. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the nominating and governance committee or the Board decides not to nominate a member for re-election, the nominating and governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. Other than the foregoing, there are no specific, minimum qualifications that the nominating and governance committee believes that a committee-recommended nominee to the Board must possess, although the nominating and governance committee may also consider such other factors as it may deem are in our best interests or the best interests of our stockholders.

In 2016, the nominating and governance committee recommended to the Board the appointment of Stephen Oesterle, M.D. and Chadwick Cornell as directors. The nominating and governance committee carefully sought out and considered the qualifications of Dr. Oesterle and Mr. Cornell and concluded that in light of the Board’s needs (including size, member qualifications, skills and other factors deemed important to it) Dr. Oesterle’s and Mr. Cornell’s experience, education and relationships would be an asset to the company. The nominating and governance committee jointly selected Mr. Cornell with Engaged Capital LLC as an independent director pursuant to a Cooperation Agreement that was announced in January 2016.

If the nominating and governance committee believes, at any time, that the Board requires additional candidates for nomination or as part of its succession planning responsibilities, then it may engage, as appropriate, a third party search firm to assist in identifying qualified candidates.

The nominating and governance committee considers diversity as a factor in its evaluation of director candidates. Our Board maintains a diversity policy applicable to all of our employees, executives and directors. This policy does not intend to set specific diversity goals with respect to the composition of our Board, but provides a mechanism for our company to evaluate diversity more broadly. A copy of the Diversity Policy is available from the corporate governance section of our website at www.heartware.com.

Quality and Technology Committee

In early 2016, the Board created the quality and technology committee. The primary purpose of the quality and technology committee is to assist the Board by making recommendations regarding (i) product quality and safety, (ii) scientific and technical direction and (iii) clinical studies. The quality and technology committee is governed by a written charter approved by our Board, a copy of which is available from the corporate governance section of our website at www.heartware.com. The quality and technology committee currently consists of Stephen Oesterle M.D. (Chairman), Cynthia Feldmann and Robert Stockman.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2015 were Timothy Barberich (Chairman), Cynthia Feldmann, Robert Thomas and Denis Wade M.D. None of these compensation committee members is or has ever been an officer or employee of our company. Additionally, none of our executive officers have served on the compensation committee (or equivalent) or on the Board of another entity whose executive officer(s) served on our compensation committee.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics which meets the definition of “code of ethics” under the SEC rules. The Code of Business Conduct and Ethics applies to our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. A copy of the Code of Business Conduct and Ethics is available from the corporate governance section of our website at www.heartware.com.

Communications with Directors

We have a Stockholder Communication Policy contained in our corporate governance guidelines for stockholders wishing to communicate with the Board and/or various individual members of the Board. Stockholders wishing to communicate with any or all of the directors can send communications by mail or facsimile, addressed as follows:

Chairman of the Board or Board of Directors or individual director

c/o General Counsel and Secretary

500 Old Connecticut Path, Building A

Framingham, MA 01701

Facsimile No.: (508) 739-0948

All incoming communications are screened by our General Counsel and Secretary and transmitted to the intended recipient absent those communications he deems to be primarily commercial in nature, related to an improper or irrelevant topic, requests for general information about the company or a safety or security concern.

REVIEW OF RELATED PARTY TRANSACTIONS

Pursuant to the audit committee charter, the Board has delegated to the audit committee the responsibility for reviewing and approving any related party transactions, after reviewing each transaction for potential conflicts of interests and other actual or perceived improprieties. Based upon its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve the transaction and will only approve transactions that are in the best interests of the company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain of our directors serve on boards of other public or privately held companies on which other members of the HeartWare Board also serve. These other companies are not competitors of ours and we do not believe that these directorships create any conflict of interest for us.

DIRECTOR COMPENSATION

Compensation Program for Non-Employee Directors

We provide our non-employee directors a mix of fixed and variable compensation as part of our annual director compensation program in the form of cash retainers and long-term equity incentives. We believe this mix of pay not only provides an ability to attract and retain highly-qualified and diverse individuals to serve on our Board but also aligns their interests with the interests of our stockholders.

Our non-employee directors receive an annual cash retainer in an amount based on his or her position on the Board and its committees (as outlined below) as well as an annual grant of 1,000 stock options and 1,000 restricted stock units (subject to certain share limitations described below). New directors are granted an additional 1,000 restricted stock units in connection with their first appointment to the Board.

As part of its annual director compensation program review, our compensation committee, in consultation with PM, reviewed market data and trends in non-employee director compensation compared to our existing program. Based upon the company’s 2015 stock performance, the market data provided to the compensation committee by PM and in consideration of the stock ownership guidelines adopted for non-employee directors by the Board in 2014, the compensation committee recommended no changes for director compensation to the Board for 2015.

Elements of our non-employee director compensation program are more fully described below.

Cash Retainer

In 2015, we limited the maximum aggregate amount of fees we pay our non-employee directors to $750,000 per year, which is an amount that is competitive with peer practices. The aggregate fees can be allocated among the non-employee directors in proportions determined by the Board upon the recommendation of the compensation committee. Our non-employee directors currently receive a cash retainer for their services as a member of the Board and, in addition, a cash retainer fee is paid for chairing and serving on committees of the Board. Annual cash retainer fees are paid monthly. In 2015, the total cash compensation paid to our non-employee directors was $575,000, the same as was paid in 2014, in the amounts outlined below:

Position	Annual Retainer
Chairman	$120,000
Deputy Chairman	$85,000
Non-Employee Directors	$60,000
Audit Committee
Chair of Audit Committee	$15,000
Members of Audit Committee	$7,500
Compensation Committee
Chair of Compensation Committee	$9,000
Members of Compensation Committee	$4,500
Nominating and Governance Committee
Chair of Nominating and Governance Committee	$5,000
Members of Nominating and Governance Committee	$2,500

In early 2016, the Board created two additional Board committees: a business strategy committee (as described above) and a quality and technology committee (as described above). The Board has not yet established the level of cash compensation for members of the business strategy committee or quality and technology committee, but intends to do so at a level consistent with our other standing committees.

Equity Incentive Compensation

Under our non-employee director compensation program, our non-employee directors are granted 1,000 stock options and up to 1,000 restricted stock units annually, and an additional 1,000 restricted stock units upon his or her initial appointment to our Board. For annual restricted stock unit awards, the Board set a limit on the number of units that can comprise any individual award to an amount equal to $100,000 in value if our stock price exceeds $100.00 per share on the grant date (as adjusted for any stock splits and the like). During 2015, we granted to our non-employee directors (i) an aggregate of 7,000 restricted stock units at the grant date fair value (market price) per share of $76.60 and (ii) stock options to purchase an aggregate of 7,000 shares of common stock at an exercise price per share of $76.60 (the closing price of our stock on the grant date). In consultation with the committee’s independent compensation consultant, Pearl Meyer, the committee did not increase non-employee director equity compensation levels from 2014 to 2015 as levels were determined to be comparable to peer group companies.

In 2015, all stock options and restricted stock unit awards to our directors were granted under our 2012 Incentive Award Plan. Under the 2012 Incentive Award Plan, the exercise price for all stock option grants equals the closing market price of our common stock on the grant date, and the options expire ten years from the grant date. Stock options and restricted stock units granted to non-employee directors in 2015 generally vest in full on May 1 of the year following the date of grant, provided the director is providing services to the company on the vesting date.

Unvested equity awards may become fully vested upon a non-employee director’s death or disability or upon a change in control. If a director separates from the company, either because he or she does not stand for re-election upon the expiration of his or her term or voluntarily resigns from our Board, unvested stock options and restricted stock units will be forfeited and vested stock options will remain exercisable for three months from the date of the director’s separation from the company (or the expiration of the option, whichever is earlier). In the event a director dies or becomes permanently disabled, vested stock options may be exercised for up to twelve months following the date of the director’s separation (or the expiration of the option, whichever is earlier).

Non-Employee Director Stock Ownership Guidelines

Effective January 1, 2013, our Board upon the recommendation of our nominating and governance committee, adopted stock ownership guidelines for our Section 16 officers and non-employee directors. These guidelines were established to align the interests of our corporate leaders with those of our stockholders and further promote our commitment to sound corporate governance practices. The ownership guideline for each of our non-employee directors is equal to three times his or her annual base cash retainer (excluding committee fees). The annual retainer for the Chairman and Deputy Chairman of the Board is the same as each other non-employee director. Shares owned by a non-employee director include common stock that is beneficially owned (directly or indirectly), restricted stock, restricted stock units and after-tax appreciation of vested unexercised stock options. All directors have three years from the effective date of these guidelines or their election to the Board to meet these guidelines, and their stock ownership is reviewed annually by the nominating and governance committee. The nominating and governance committee conducted a review of our non-employee director’s stock ownership in early 2016. As of December 31, 2015, each director had satisfied the ownership requirements under our guidelines.

Expense Reimbursement

We reimburse all directors for their expenses in connection with their activities as members of our Board.

Employee Directors

Our Chief Executive Officer, Douglas Godshall, is a director and an employee of the company. Mr. Godshall does not receive additional compensation for his services as a director. We are party to an employment agreement with Mr. Godshall as further described in our Compensation Discussion and Analysis section and in the narrative to our executive compensation tables below.

2015 Director Compensation

Name and Position	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (1) (2)	Total
Ray Larkin, Jr. Chairman	$125,000	$76,600	$27,100	$228,700
Seth Harrison, M.D. Deputy Chairman	$85,000	$76,600	$27,100	$188,700
Timothy Barberich Non-executive director	$71,500	$76,600	$27,100	$175,200
Cynthia Feldmann Non-executive director	$72,000	$76,600	$27,100	$175,700
Robert Stockman Non-executive director	$75,000	$76,600	$27,100	$178,700
Robert Thomas Non-executive director	$74,500	$76,600	$27,100	$178,200
Denis Wade, M.D. Non-executive director	$72,000	$76,600	$27,100	$175,700

(1)	Amounts shown do not reflect compensation actually received by our directors. Rather, the amounts reflect the aggregate grant date fair value of the stock award computed in accordance with FASB ASC Topic 718, except no assumptions for forfeitures were included. For restricted stock units, the aggregate fair value is determined using the quoted market value of our common stock on NASDAQ on the grant date, multiplied by the aggregate number of restricted stock units granted. For stock option awards, the aggregate fair value is estimated on the date of grant using the Black-Scholes option-pricing model. All restricted stock unit and stock option awards reflected in this table were granted on June 3, 2015. The quoted closing price of our common stock on NASDAQ was $76.60 on the date of grant. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K.

(2)	The aggregate number of unvested restricted stock units and stock options (vested and unvested) for each non-employee director as of December 31, 2015 is listed below:

Name and Position	Number of Unvested Stock Awards (#)	Number of Shares Underlying Vested Stock Options (#)	Number of Shares Underlying Unvested Stock Options (#)	Total (#)
Ray Larkin, Jr. Chairman	1,750	4,250	1,750	7,750
Seth Harrison, M.D. Deputy Chairman	1,750	4,250	1,750	7,750
Timothy Barberich Non-executive director	1,750	9,964	1,750	13,464
Cynthia Feldmann Non-executive director	2,000	2,250	1,750	6,000
Robert Stockman Non-executive director	1,750	9,964	1,750	13,464
Robert Thomas Non-executive director	1,750	4,250	1,750	7,750
Denis Wade, M.D. Non-executive director	1,750	4,250	1,750	7,750

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our charter documents provide for our Board to fix the number of directors that constitute our Board by resolution and that the directors are divided into three classes, with each class having a three-year term. Our Board is currently fixed at ten members. The term of our Class II directors expires at this annual meeting. The nominating and governance committee recommended, and our Board nominated, Chadwick Cornell, Douglas Godshall, Seth Harrison, M.D. and Robert Stockman as nominees for election as Class II directors. If elected at this 2016 annual meeting, each Class II director would serve until our 2019 annual meeting or until his successor is elected and qualified, or until his earlier death, resignation, or removal. The nominating and governance committee also recommended, and our Board nominated, Stephen Oesterle, M.D. for election as a Class I director. If elected, Dr. Oesterle would serve until the expiration of the Class I directors’ term at the 2018 annual meeting or until his successor is elected and qualified, or until his earlier death, resignation or removal. If any nominee is unexpectedly unavailable for election, shares will be voted for the election of a substitute nominee proposed by our nominating and governance committee, or our Board may determine to reduce its size. Each of our director nominees has agreed to serve if elected.

For uncontested director elections such as this one, our Board has adopted a majority voting policy. Under this policy, any nominee for election who receives a greater number of “withhold” votes than “for” votes shall promptly tender his or her resignation to the nominating and governance committee for consideration. The nominating and governance committee will then recommend whether to accept the offer of resignation to the Board in accordance with the Board’s policies and procedures.

Biographical information including the key attributes and skills these director nominees bring to our Board begin on page 6 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CLASS I

AND II NOMINEES NAMED ABOVE.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the views of management. The audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Grant Thornton has acted in this capacity since its appointment in 2006. The audit committee has considered whether Grant Thornton’s provision of services other than audit services is compatible with maintaining independence as our independent registered public accounting firm and determined that these services are compatible.

Although ratification by stockholders is not a prerequisite to the ability of the audit committee to select Grant Thornton as our independent registered public accounting firm, we believe that ratification to be desirable. Accordingly, stockholders are being requested to ratify the selection of Grant Thornton as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements as of and for the year ending December 31, 2016, and the audit of our internal control over financial reporting as of December 31, 2016.

If stockholders do not ratify the selection of Grant Thornton, the selection of the independent registered public accounting firm will be reconsidered by the audit committee; however, the audit committee may select Grant Thornton notwithstanding the failure of stockholders to ratify its selection. If the appointment of Grant Thornton is ratified, the audit committee will continue to conduct an ongoing review of Grant Thornton’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Grant Thornton at any time.

Representatives of Grant Thornton are expected to be present at the annual meeting, with the opportunity to make a statement if the representatives desire to do so. It is also expected that they will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed for professional services to us for the fiscal years ended December 31, 2015 and 2014 by Grant Thornton:

	2015	2014
Audit Fees (1)	$971,544	$782,592
Audit-Related Fees (2)	$21,800	$20,593
Tax Fees (3)	$7,149	$4,347
Fees for Other Services (4)	$236,660	$66,034
Total (5)	$1,237,153	$873,566

(1)	Represents the aggregate fees billed to us by Grant Thornton for the applicable fiscal year for professional services rendered for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K, audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, statutory audit requirements at non-US locations, review of the financial statements included in our quarterly reports on Form 10-Q and procedures performed in connection with our registration statements.
(2)	Audit-Related fees primarily consist of fees for the audit of the HeartWare, Inc. 401(k) Plan.
(3)	Tax Fees primarily relate to international tax services.
(4)	Fees related to the refinancing of our convertible debt and our proposed business combination with Valtech Cardio, Ltd.
(5)	During 2014 and 2015, Grant Thornton did not provide other services to us or to the audit committee other than as stated herein.

Audit Committee’s Pre-Approval Policy

It is the audit committee’s policy to approve in advance the types and amounts of audit, audit-related, tax and any other services to be provided by our independent registered public accounting firm. In situations where it is not possible to obtain full audit committee approval, the audit committee has delegated authority to the chairman of the audit committee to grant pre-approval of auditing, audit-related, tax and all other services. Any pre-approved decisions by the chairman are required to be reviewed with the audit committee at its next scheduled meeting.

All of the 2014 and 2015 fees paid to Grant Thornton described above were pre-approved by the audit committee in accordance with the audit committee’s pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2

REPORT OF THE AUDIT COMMITTEE

The following report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The audit committee of our Board is currently composed of Robert Stockman (Chairman), Cynthia Feldmann, Robert Thomas and Dr. Denis Wade, each of whom has been determined by our Board to be an independent director under the NASDAQ Rules and under Rule 10A-3(b)(1) of the Securities Exchange Act. The Board has also determined that Mr. Stockman and Ms. Feldmann are “audit committee financial experts” under applicable SEC rules.

The audit committee operates under a written charter, which is posted in the corporate governance section of our website at www.heartware.com. The audit committee members are not professional accountants or auditors. Management has the primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. In this context, the directors serving as members of the audit committee reviewed and discussed with management the audited consolidated financial statements and management’s annual report on internal control over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016.

The audit committee has discussed with Grant Thornton the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), including the quality and acceptability of our accounting policies and financial reporting processes and controls. The audit committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the audit committee concerning independence and has discussed with Grant Thornton its independence. The audit committee also considered the appropriateness of the provision of non-audit services by Grant Thornton relative to their independence.

Based on its discussions with management and Grant Thornton, on February 23, 2015 the members of the audit committee recommended that our Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

THE AUDIT COMMITTEE

Robert Stockman (Chairman)

Cynthia Feldmann

Robert Thomas

Denis Wade

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executives officers. Because the required vote is advisory, it is not binding upon the Board although it will be considered by the Board or the compensation committee in connection with future compensation arrangements with our executives.

At our 2015 annual meeting, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of 71% of the total votes cast (excluding abstentions and broker non-votes). The compensation committee considers this and prior years’ voting results, along with feedback from several of our investors and as a result, have taken the following actions with respect to our executive compensation programs over the past few years:

•	Beginning in 2015, increased the percentage of performance-based, long-term incentive awards granted to our executives from 20% of the total amount to 50%;

•	For 2016, following unfavorable 2015 stock performance, the committee approved long-term incentive targets generally at the 50th percentile of our Peer Group;

•	Issued nonqualified stock options to certain executives to better align executive incentives with stock value appreciation; and

•	Adopted an executive compensation recoupment or “clawback” policy.

The Board and the compensation committee value the opinions of our stockholders, and will continue to consider the outcome of the vote when making future compensation decisions for our named executive officers.

We have put in place comprehensive executive compensation programs. The Proxy Statement fully and fairly discloses all material information regarding the compensation of our named executive officers, so that stockholders can evaluate our approach to compensating our executives. Members of our senior management and the compensation committee monitor our executive compensation programs regularly and recommend or adopt changes to reflect the dynamic marketplace in which we compete for talent, as well as general economic, regulatory and legislative developments affecting executive compensation. As described in detail in our Compensation Discussion and Analysis section, our executive compensation programs are designed to help us attract, retain and motivate superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our stockholders.

We urge you to read our Compensation Discussion and Analysis as well as the Summary Compensation Table and related tables and narrative that follow it. The Compensation Discussion and Analysis section provides detailed information regarding our executive compensation program, philosophy and processes, as well as the compensation of our named executive officers.

The Board requests that our stockholders approve the following resolution at this 2016 annual meeting:

RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for the fiscal year ended December 31, 2015, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF PROPOSAL NO. 3

COMPENSATION DISCUSSION & ANALYSIS

This section discusses and analyzes our executive compensation program as it relates to our named executive officers, or NEOs, who in 2015 were the following individuals:

Douglas Godshall, our Chief Executive Officer;

Peter McAree, our Chief Financial Officer;

Lawrence Knopf, our General Counsel;

Katrin Leadley, M.D., our Chief Medical Officer; and

Mark Strong, our Senior Vice President of Research & Development and Quality

EXECUTIVE SUMMARY

2015 Company Performance

In 2015, we made substantial progress in expanding our commercial footprint from which to grow our business in the future. We also remained very active in the clinic where we continue to pursue new indications and technologies to improve patient outcomes. Despite numerous challenges in 2015, including foreign currency fluctuations, a suspension of our MVAD® System CE Mark clinical trial and continued attention on upgrading our quality systems, we believe we are laying the groundwork for future success. Select highlights of our business performance and key accomplishments for 2015 include:

•	Sold more than 2,900 HVAD® Systems worldwide in 2015 (our most ever) and crossed the threshold of 10,000 HVAD System implants

•	Added 22 new US centers, for a total of over 130 US sites at the end of 2015, and added 33 new international centers, for a total of over 190 international sites at the end of 2015

•	Increased revenue by 6.3% on a constant-currency basis compared to 2014

•	Refinanced the majority of our 2017 Convertible Notes and raised additional funds through the private placement of our 2021 Convertible Notes, helping to increase our cash and cash equivalents to approximately $244 million at the end of 2015 compared to approximately $178 million at the end of 2014

•	Attained the primary endpoint in our ENDURANCE Destination Therapy (DT) clinical trial and completed patient enrollment in our ENDURANCE2 DT clinical trial, setting the stage for us to submit for the HVAD System DT indication in mid-2016

•	Initiated enrollment in our LATERAL clinical trial to evaluate the less invasive thoracotomy implant technique with respect to the HVAD System

•	Received approval from Health Canada to market the HVAD System as a bridge to heart transplantation in Canada

2015 Compensation Actions at a Glance

As a result of our 2014 and 2015 performance and other market factors, the compensation committee of the company (the “committee”) made the following compensation decisions:

•	Base Salary: 2015 NEO base salaries increased from 2014 base salaries by 3.5-5.0%. Increases were generally made to bring these NEO’s base salaries to market median levels.

•	Annual Incentive Program: NEO cash bonuses for 2015 were paid at approximately 78-85% of target, paying out at approximately 73% of target based on corporate performance goals and between 98% and 100% of target based on individual goals.

•

Long-Term Incentive Program: Our long-term equity incentive (LTI) program was in the form of restricted stock units (RSUs). Fifty percent of the RSUs vest only to the extent certain performance milestones are achieved, with the remaining portion vesting ratably over four years. As discussed in the Company’s 2015

Proxy Statement, beginning in 2015, the performance-based portion of the LTI program increased from 20% to 50%, and target grants levels were targeted between the 50th and 75th percentile of the Peer Group. For 2016, in light of 2015 stock price performance, the committee approved target grant levels generally at the 50th percentile of our Peer Group and approved the issuance of non-qualified stock options to NEOs to better align executive incentives with stock value appreciation. With respect to Mr. Godshall for 2016, the committee approved a significantly reduced LTI target value and, at Mr. Godshall’s recommendation in light of 2015 stock price performance, did not grant any non-qualified stock options as Mr. Godshall’s compensation was already substantially aligned with stock value appreciation.

•	Increased Responsibilities of Dr. Leadley: In October of 2015, Dr. Leadley assumed the responsibilities of our Regulatory Affairs Department. In connection with this expanded role, Dr. Leadley’s base salary was increased by $15,000 and her annual bonus target opportunity was increased from 40% of her base salary to 45% of her base salary. In addition, Dr. Leadley was awarded a one-time grant of 2,000 RSUs pursuant to our 2012 Incentive Award Plan.

Good Compensation Governance

Our current executive compensation program includes the following features, which we believe constitute best practices for our company at this time:

Things we do:

•	Tie the vast majority of the incentive award opportunity available to our executives to long term stockholder value by providing the majority of pay in variable or performance-based compensation

•	Tie the vesting of 50% of our executives’ RSU awards to achieving pre-established performance goals

•	Make annual cash awards available only to the extent that key corporate performance targets that drive business growth are substantially satisfied

•	Review our executive officers’ equity holdings regularly to ensure compliance with our stock ownership guidelines

•	Retain an independent compensation consultant, with whom the committee meets and consults on a regular basis

•	Review Peer Group data when compensation decisions are made

•	Prohibit certain hedging, pledging and other types of securities transactions intended to lock in gain on share price appreciation

•	Subject our Section 16 officers to incentive compensation clawbacks in the event of a financial misstatement or breach of certain of our company policies

•	Grant service-based “full value” equity awards with no less than a three-year vesting schedule and performance based awards tied to milestones anticipated to be achieved over a multi-year period

•	Require a “double trigger” for cash severance payments in the event of a change in control

•	Tie executive and employee goals to a specific, corporate-wide quality metric implemented in 2016

Things we do not do:

•	Provide tax gross-ups to our NEOs or other executives on payments made in connection with termination due to a change in control

•	Guarantee our executives any annual incentive award amounts or increases in base salary

•	Reprice outstanding stock options without stockholder approval

•	Pay dividends or dividend equivalents on unvested stock options, stock appreciation rights and performance-based restricted stock units

•	Issue stock options and stock appreciation rights with below market exercise prices

Say on Pay and Shareholder Outreach

At our 2015 Annual Meeting of Stockholders, we held our annual “Say-On-Pay” advisory vote to approve the 2014 compensation of our NEOs as disclosed in our Proxy Statement. At that meeting, 71% of our common stock represented at the meeting and entitled to a vote (which represented approximately 94% of our total outstanding common stock entitled to a vote at the meeting) expressed support for the compensation of our NEOs. When making its 2015 compensation decisions and determining pay programs for 2016, the committee considered this vote along with investor feedback.

Following our discussions with stockholders and our independent compensation consultant, the committee took the following actions at the end of 2015 and in early 2016:

•	Conducted a pay-for-performance review

•	Engaged our independent consultants to conduct an executive benchmarking study of our peers’ compensation practices

•	Added non-qualified stock options to our 2016 LTI program to better align corporate achievement to shareholder value creation

•	Agreed with Mr. Godshall’s recommendation that he not participate in the 2016 option grants due, in part, to 2015 stock price performance and existing alignment with shareholder value creation

•	Issued RSUs to NEOs in 2016 with a present-day dollar value of approximately 50% of similar grants issued to NEOs in 2015

•	Issued 50% of NEO RSUs with performance-based (rather than time-based) vesting terms, which was a significant increase from 2014 when only 20% of NEO RSUs had performance-based vesting terms

The committee remains focused on the alignment of pay and performance and will continue to solicit stockholder feedback on our compensation programs. The Board has adopted a policy of providing for an annual advisory vote on Say-on-Pay.

Pay for Performance

We operate in a highly regulated and competitive medical device industry and are at a critical point in our lifecycle with many milestones determining our future success. While we appreciate that Total Stockholder Return (TSR) is an important measure in evaluating company performance, we also consider other performance measures, which are important to the long-term success of our business. Thus, our executive compensation program includes other financial and non-financial goals, that, when achieved, will fully support our business strategy and growth in TSR. We take into account investor feedback when determining which strategic activities we choose to pursue.

For example, during the past four years, our achievements have included the development, FDA approval and commercialization of our HVAD System. We have been enhancing our infrastructure to support the development of new and next-generation medical devices that serve the needs of patients and our physician customers. We have been doing this by investing in systems, acquiring new technologies, conducting clinical trials and bolstering our leadership team. When evaluating our executive compensation, we believe TSR alone will not always appropriately account for the strategic significance of these accomplishments and may be affected by market or other factors unrelated to our business. In many cases, it may take time for the impact of our business accomplishments to be fully reflected in the value of our stock. Nevertheless, the committee has taken into account 2015 TSR when setting 2016 executive compensation resulting in changes to the mix and value of equity awards and equity incentive programs.

We are focused on delivering quality products to serve patients’ needs and currently gauge our progress and growth on development and clinical work that we hope will ultimately result in the introduction of new and enhanced medical devices that improve patient outcomes into the market. As a result, we evaluate a variety of metrics associated with our development programs and clinical trials as well as the number of commercial sites that have adopted the use of the HVAD System. Our Board and management believe that these metrics are reasonable indicators for evaluating our growth in light of the stage of our company.

COMPENSATION PHILOSOPHY

Our Compensation Objectives and Philosophy

We operate in a highly regulated and challenging, global medical device market. As such, we believe that assembling, motivating and rewarding a high-performance leadership team comprised of well-qualified executives is critical to the development and growth of our business and to increasing stockholder value.

To promote these objectives and support our philosophy, the committee designed our executive compensation program with the following guidelines in mind:

•	Compensation should attract and encourage a long-term commitment from well-qualified executives necessary to lead and grow our business and advance our stockholders’ interests;

•	Compensation opportunities should be highly competitive with the pay practices of companies that operate in highly regulated and challenging global markets and require similar executive skills and capabilities;

•	A significant portion of our non-CEO executives’ annual incentive opportunity should be tied to the achievement of individual performance goals and a significant portion of our CEO’s annual incentive opportunity should be tied to the achievement of corporate performance goals, which balance we believe will have the most meaningful impact on the long-term success of our company;

•	A significant portion of total compensation should be at risk and tied to achievement of annual and long-term financial and strategic performance goals and the improvement of long-term stockholder value;

•	Long-term incentives should be granted in the form of our stock (or options to purchase our stock) to encourage executives to plan and act with the perspective of our stockholders and to reward them for the successful implementation of our growth strategies; and

•	Performance-based restricted stock unit awards should reflect milestones that are expected to enhance stockholder value and be a reflection of the maturity level of our company and our ability to set realistic yet challenging financial and performance goals.

Pay Mix

Our compensation philosophy supports creating long-term stockholder value. Therefore, a larger percentage of our executives’ pay is awarded under our long-term equity incentive plan (generally in the form of performance-based and service-based restricted stock units) (LTI).

Approximately 70% of Mr. Godshall’s compensation is based upon long-term value creation. For our other executives, approximately 56% of their compensation is based upon long-term awards.

COMPENSATION SETTING AND PROCESS

Compensation for executive officers is established by the compensation committee in accordance with our objectives and philosophy. In setting executive compensation, the committee considers the company’s and each executive’s performance against previously established objectives, internal pay equity, market practices, benchmarking against our Peer Group, feedback from our stockholders and general industry data.

Role of the Compensation Committee

At least annually, the committee conducts a review of our executive compensation programs (including a risk review), approves the performance goals for our short- and long-term incentive compensation programs and evaluates performance at the end of each performance period. The committee also considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives and to address feedback we have received from our stockholders and the results of our annual Say-on-Pay vote.

Role of Our Executive Officers

While the approval of our overall compensation philosophy and executive compensation determinations are the responsibility of the committee, the committee looks to certain of our officers, including our Chief Executive Officer, General Counsel and Vice President of Human Resources to work within our compensation philosophy and recommend program design, overall guidelines and specific compensation decisions. In addition, from time to time, the committee requests that senior management obtain information on its behalf in order to assist it with its decision-making.

The Chief Executive Officer interfaces and negotiates new executive officer compensation packages with prospective executives (typically after consultation with the chair of the committee), which are later recommended to the committee for approval. He also assists the committee by initially developing and then recommending annual corporate performance goals and individual performance goals for our executive officers. He provides the Board and the committee with his perspective on the performance of our executive officers (other than himself) as part of our annual personnel review. The committee believes that the Chief Executive Officer is in the best position to assess the performance of our executives (other than himself), and he accordingly plays an important role in the compensation-setting process. The Chief Executive Officer is not present during any discussions regarding his own compensation. Decisions about individual compensation elements and total compensation, including those related to the Chief Executive Officer, are ultimately made by the committee using its judgment, focusing primarily on both the executive officer’s and the company’s current and anticipated overall performance.

Role of the Compensation Consultant

The committee engaged Pearl Meyer (PM) as its independent consultant to assist it in evaluating our executive compensation programs and practices. PM is a specialist in compensation practices and provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2015, PM performed the following tasks for the committee:

•	Reviewed competitive market data for the compensation of our executive management team;

•	Evaluated the appropriateness of our Peer Group;

•	Assessed our compensation practices and levels against those of our Peer Group;

•	Analyzed our short- and long-term incentive plan designs;

•	Reviewed our equity burn rate and dilution levels relative to market; and

•	Updated the committee on compensation trends and regulatory developments.

Annually, the compensation committee evaluates PM’s independence by considering the following six factors: (i) the provision of other services to the company by PM; (ii) the amount of fees received by PM from the company as a percentage of PM’s total revenue; (iii) PM’s policies and procedures that are designed to prevent conflicts of interest;

(iv) any business or personal relationship of the PM consultant with members of the committee; (v) any company stock owned by the PM consultant managing the relationship with the company; and (vi) any business or personal relationship of the PM consultant or PM, as applicable, with any executive officer of the company. After considering these factors, the committee determined that PM was independent and that its work with the committee for 2015 has not raised any conflicts of interest.

BENCHMARKING

Use of Peer Groups

We believe that it is appropriate to offer industry competitive cash and equity compensation to our executives in support of our objective to assemble and retain a high-performance executive team. To help us evaluate our executive compensation programs, PM assists the committee, with input from management and committee chair, to develop a Peer Group of similarly-sized and situated companies. When setting compensation for 2015, the committee considered Peer Group comparisons as one factor in making its compensation decisions for our executives.

Companies included in our Peer Group were selected based upon similarities in our:

•	Industry—we compete for talent with similar healthcare equipment and medical device companies of similar size; and

•	Revenues & Market Capitalization—our executives’ compensation should be similar to that of companies of a similar size in terms of revenue and market capitalization.

The Peer Group also includes additional companies that overlap with Institutional Shareholder Services (ISS) and Glass Lewis 2015 Peer Groups.

2015 Peer Group

The committee reviews our Peer Group on an annual basis to be sure the mix of companies is appropriate for comparative purposes. In September and December 2014, PM assisted the committee with an in-depth Peer Group review, proposing certain companies be added and certain companies be removed from the 2013 Peer Group. Specifically, PM recommended that the 2014 Peer Group be based on standard methodology and feedback from management and the committee chair. In September 2015, it was determined that the 2014 Peer Group still appropriately represented an accurate portrayal of similarly-situated companies and PM updated their 2014 proxy compensation analysis. In light of significant acquisition activity during 2015, the committee anticipates updating the Peer Group prior to setting 2017 executive compensation. After discussion and review by the committee, the committee approved the following Peer Group, which was used when setting 2016 executive compensation.

2015 Peer Group

Abaxis, Inc.	NxStage Medical, Inc.
ABIOMED, Inc.	Quidel Corp.
Cyberonics Inc. (1)	The Spectranetics Corporation
DexCom, Inc.	Thoratec Corp. (2)
Endologix Inc.	Volcano Corporation (3)
Genomic Health Inc.	Wright Medical Group Inc. (4)
Insulet Corporation

(1)	Cyberonics Inc. merged with Sorin SpA to form LivaNova PLC on October 19, 2015.
(2)	Thoratec Corp. was acquired by St. Jude Medical Inc. on October 7, 2015.
(3)	Volcano Corporation was acquired by Koninklijke Philips NV on February 18, 2015.
(4)	Wright Medical Group Inc. merged with Tornier NV on September 30, 2015.

COMPENSATION PROGRAMS

Elements of Executive Compensation – At a Glance

In brief, the main components of our compensation program include:

Compensation Element	Definition
Base Salary	Fixed and recurring portion of annual compensation that takes into account an individual’s role and responsibilities, experience, expertise and individual performance

Annual Cash Bonus	Variable performance based pay designed to reward achievement of annual business goals and individual objectives, with target bonus opportunities expressed as a percentage of base salary

Long-Term Incentives	Equity awards designed to motivate long-term performance and align executive interests with those our stockholders

2015 Compensation Decisions

Base Salaries

We provide base salaries to each of our executive officers to compensate them for services rendered during the year. Salaries are reviewed annually by the committee but do not automatically increase. When adjustments to base salary are made, the committee considers our corporate performance, the executive’s individual performance as well as an evaluation of compensation levels of similarly situated executives in our Peer Group. For 2015, the committee targeted base salaries generally at the 50th percentile of our Peer Group in order to provide competitive yet stable compensation. In 2015, the following adjustments were made to the base salaries, all of which resulted in compensation slightly below or approximating the median:

	2014 Base Salary	Increase (%)	2015 Base Salary
Douglas Godshall	$562,000	3.5%	$582,000
Peter McAree	$337,000	4.0%	$350,000
Lawrence Knopf	$342,000	4.5%	$357,000
Katrin Leadley, M.D. (1)	$375,000	5.0%	$395,000
Mark Strong	$310,000	5.0%	$326,000

(1)	In October of 2015, Dr. Leadley assumed the responsibilities of our Regulatory Affairs Department. In connection with this expanded role, Dr. Leadley’s base salary was increased by $15,000.

2015 Annual Bonus Program

We maintain an annual bonus program because the committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the company and the individual contributions of the executive. On an annual basis, the committee sets both corporate goals and individual goals for our executives. Cash bonuses are generally paid after the committee reviews the achievement of the performance goals against actual full-year results. Corporate performance goals consist of both financial and strategic objectives. The financial objectives typically consist of short term targets that represent improvement in financial performance compared to the prior year. Other objectives include development, operational and quality milestones the committee and Board believe are critical to achieving long-term growth.

Target Bonus Opportunities

Each executive has a target bonus opportunity which is expressed as a percentage of his or her base salary. These targets have been benchmarked against our Peer Group with the assistance of the committee’s independent consultants and also targeted so that annual cash compensation (base salary and annual cash bonuses) for each of our executives approximates the median of our Peer Group. Our committee believes this targeted approach is consistent with its philosophy of providing competitive short-term compensation while placing more emphasis on long-term incentives that will drive the growth of our business.

Target bonus opportunities for our NEOs in 2015 are listed below:

	Target Annual Incentive (% of base salary)	Target Annual Incentive ($)
Douglas Godshall	80%	$466,000
Peter McAree	45%	$158,000
Lawrence Knopf	45%	$161,000
Katrin Leadley, M.D. (1)	45%	$178,000
Mark Strong	45%	$147,000

(1)	In October of 2015, Dr. Leadley assumed the responsibilities of our Regulatory Affairs Department. In connection with this expanded role, Dr. Leadley’s target bonus opportunity was increased from 40% of her base salary to 45% of her base salary.

Weighting of Corporate vs. Individual Objectives

The target annual bonus includes corporate and individual performance goals. For our Chief Executive Officer, 80% of his target bonus opportunity is weighted toward corporate performance goals while 20% is weighted toward individual performance goals. For each other NEO, the weighting is 50% toward corporate goals and 50% toward individual goals. From time to time, individual and corporate objectives can be adjusted by the committee to reflect unexpected events, changes in our business strategy or changes to assumptions underlying the original objective or factor.

Performance Goals, Weightings and Results

In late February 2015, the committee considered and approved a set of quantitative and qualitative performance goals from which annual cash bonuses would be measured for 2015 corporate performance. The goals were presented to the committee by our Chief Executive Officer after discussion with management in order to align achievement of these goals with the strategic direction of the company. In particular, these goals were based on development, quality and financial objectives and set with threshold (50%), target (100%) and maximum (150%) achievement thresholds.

In early April 2015, after further consideration and input from management, the committee approved two modifications to the 2015 corporate goals. First, the committee elevated FDA approval of our Lavare technology, which could have near-term benefits, over longer-term peripheral technologies. Second, the committee removed the condition that enrollment in our LATERAL clinical trial be “complete” in 2015 because of an increase in the sample size required to meet statistical requirements in the clinical protocol on which the corporate objective was based. For clarity, the committee did not adjust the target number of patients to be enrolled in 2015, just that enrollment need not be “complete.”

We note that while a large portion of our company goals are tied to traditional financial measures, due to the regulated nature of our business and dependence on technology development, many of the goals are tied to strategic milestone achievements, which we believe will ultimately lead to long-term returns to stockholders. While we strive to quantify achievement of measures in an objective manner, the committee must use its discretion to assess achievement of certain important non-financial goals that are not strictly quantifiable.

In early February 2016, the committee discussed with management 2015 performance compared to the established corporate and individual goals and, in late February 2016, certified achievement against these goals. The annual bonuses actually paid in March 2016 reflected an aggregate 73.3% corporate goal achievement and between 98% and 100% for individual NEO achievement.

Corporate Performance Goals

The following table reflects our actual achievement against 2015 corporate performance goals:

Corporate Goal (allocation %)	Goal Description and Achievement	Weighted Percentage
MVAD® Clinical (25%)	Execute MVAD CE Mark clinical trial and initiate US IDE trial (25% goal of which 0% was achieved).	0%
HVAD® Enhancements (30%)	Strengthen and enhance the HVAD System including advancing our Lavare technology (10% goal of which 5% was achieved (1)) and our thoracotomy tool technology (10% goal of which 10% was achieved (2)) as well as enrolling between 100 and 120 patients in our thoracotomy clinical trial (10% goal of which a prorated 8.9% was achieved (4)).	23.9%
Financial Performance (35%)	Achieve annual operating plan goals based upon budgeted currency rates and excluding effects of nonrecurring items: revenue between $280 million and $305 million (8.8% goal of which 4.4% was achieved (1)), gross margin between 66% and 68% (8.8% goal of which 8.8% was achieved (2)); EBITDA between negative $25 million and negative $14 million (8.8% goal of which 13.1% was achieved (3)) and cash between $225 million and $240 million (8.8% goal of which 13.1% was achieved (3)).	39.4%
Quality (10%)	Drive efforts to remediate issues identified in the 2014 FDA warning letter with no new FDA enforcement actions taken (achieved 10% goal (2)).	10%

TOTAL:		73.3%

(1)	Achieved threshold objective (50%).
(2)	Achieved target objective (100%).
(3)	Achieved maximum objective (150%).
(4)	Achieved prorated objective between threshold and target objectives based on the actual number of patients enrolled as of December 31, 2015.

When evaluating the achievement level of the corporate goals stated above, the committee considers multiple internal and external factors. Generally, the committee considers whether the stated goal was actually achieved and the level to which the stated goal was either achieved or not achieved, the efforts made by the company to achieve the stated goal, unanticipated challenges to achievement and events outside of the company’s control that affect achievement (either positively or negatively). Specifically, for the MVAD Clinical goal, factors included the suspension of the MVAD clinical trial despite achieving a first human implant, which was an important milestone. With respect to the HVAD Enhancement goal, the committee considered the extent to which new technologies are ready for the marketplace, regulatory impediments and the actual achievement of stated milestones. When evaluating the Financial Performance goal, the committee took into consideration the achievement of financial metrics on a constant currency basis and excluding nonrecurring charges, increased competition from St. Jude Medical, Inc. following its acquisition of Thoratec Corp., clinical trial execution and strategic transaction activity. Finally, for the Quality goal, the committee considered on-going communications with the FDA, the fact that no new enforcement actions had been levied against the company, the substantial efforts across the organization to address the enumerated issues stated in the 2014 warning letter and the implementation of improved quality systems within manufacturing and distribution. The factors listed above are not intended to be a complete list of all factors considered by the committee, but illustrate the careful evaluation of corporate goal achievement.

Individual Performance Goals

For 2015 performance, cash bonuses for NEOs were paid at approximately 78-87% of target, paying out at approximately 73.3% of target based on corporate performance goals, and between approximately 98% and 100% of target based on individual goals. The 2015 individual performance objectives (including the level of achievement) for our NEOs was as follows:

Mr. Godshall’s individual performance goals, which represented 20% of his bonus opportunity for 2015, were to (i) finalize the company’s regulatory structure and identify a successor for the retiring head of Regulatory Affairs (10%) as well as (ii) drive the retention of key employees (retention rate in excess of 85%)(10%). The committee and Board assessed Mr. Godshall’s performance and determined that he achieved 100% of his individual performance goals resulting in an overall goal achievement of 78%.

Mr. McAree’s individual performance goals, which represented 50% of his bonus opportunity were to (i) improve the company’s capital structure, including potential refinancing of the company’s 2017 convertible notes (15%); (ii) implement a new budgeting system (10%); (iii) upgrade our Enterprise Resource Planning (ERP) system (10%); (iv) select and implement an off-the-shelf software solution to automate a particular aspect of our quality management system (10%, of which 9% was achieved); and (v) enhance Information Technology project management and review process (5%). The committee assessed Mr. McAree’s performance based on the input and recommendation of our Chief Executive Officer and determined that he achieved 98% of his individual performance goals resulting in an overall goal achievement of 85%.

Mr. Knopf’s individual performance goals, which represented 50% of his bonus opportunity were to (i) expand the company’s intellectual property strategy (5%); (ii) support warning letter remediation activities (10%); (iii) support business development activities (10%); (iv) improve the company’s capital structure, including potential refinancing of the company’s 2017 convertible notes (10%); (v) roll out updated corporate policies (5%); and (vi) develop reimbursement strategies for varying product indications (10%). The committee assessed Mr. Knopf’s performance based on the input and recommendation of our Chief Executive Officer and determined that he achieved 100% of his individual performance goals resulting in an overall goal achievement of 87%.

Dr. Leadley’s individual performance goals, which represented 50% of her bonus opportunity were to (i) support enrollment in our thoracotomy clinical trial (10%, of which 9% was achieved); (ii) strengthen scientific communication from the company (5%); (iii) build relationships within the medical community (5%); (iv) build an effective safety group (5%); (v) provide leadership with respect to stroke analysis (20%); and (vi) provide leadership with respect to regulatory affairs (5%). The committee assessed Dr. Leadley’s performance based on the input and recommendation of our Chief Executive Officer and determined that she achieved 98% of her individual performance goals resulting in an overall goal achievement of 85%.

Mr. Strong’s individual performance goals, which represented 50% of his bonus opportunity were to (i) lead annual planning session by November 2015 to improve cross-functional alignment and collaboration (15%); (ii) advance R&D project related to next generation peripherals (7.5%, of which 6.75% was achieved); (iii) advance R&D project related to MVAD commercial (7.5%); (iv) create guidance document on good practices for implantable and peripheral electronics design by October 2015 (15%); and (v) continue to grow and establish relationships with the medical community (5%). The committee assessed Mr. Strong’s performance based on the input and recommendation of our Chief Executive Officer and determined that he achieved 98% of his individual performance goals resulting in an overall goal achievement of 85%.

2015 Actual Bonus Payouts Based on Performance

The information listed below reflects the actual amounts (rounded to the nearest thousand) earned by our NEOs for 2015 performance under the plan in comparison to each NEO’s target bonus opportunity.

	Target Annual Incentive (% of base salary)	Target Annual Incentive ($)	Corporate Goal Achievement	Individual Goal Achievement	Actual Annual Incentive Award ($)	Actual Annual Incentive as a % Target Incentive
Douglas Godshall	80%	$466,000	$274,000	$93,000	$366,000	78%
Peter McAree	45%	$158,000	$58,000	$77,000	$135,000	85%
Lawrence Knopf	45%	$161,000	$59,000	$81,000	$139,000	87%
Katrin Leadley, M.D. (1)	45%	$178,000	$65,000	$87,000	$152,000	85%
Mark Strong	45%	$147,000	$54,000	$72,000	$125,000	85%

(1)	In October of 2015, Dr. Leadley assumed the responsibilities of our Regulatory Affairs Department. In connection with this expanded role, Dr. Leadley’s target bonus opportunity was increased from 40% to 45%.

2015 Long-Term Equity Incentive Compensation

Overview

We use long-term equity incentives both as part of the regular compensation program for our executive officers and also in special situations as they may arise from time to time. Our equity award practices have been designed to reflect a balance between:

•	Our need to motivate and retain executive talent;

•	Our need to remain competitive in recruiting superior leadership;

•	Our desire to align executive and stockholder interests; and

•	Cash and equity usage.

In 2015, as in prior years, equity awards represented a significant portion of the total compensation awarded to our NEOs in order to tie a substantial portion of an executive officer’s compensation to long-term stockholder value creation. The committee believes this approach is consistent with the practices of public medical device companies, conserves cash and is an effective use of equity compensation. For 2015, equity awards were granted in the form of service- and performance-based restricted stock units (RSUs).

The committee believes RSUs provide an incentive for our NEOs to focus on driving increased stockholder value, reward management for growth in our stock price and long-term value creation, use fewer shares than stock options (minimizing dilution) and provide an incentive to remain employed with us during periods of stock volatility.

Since a very large portion of this compensation is at risk, the committee granted a portion of the total long-term incentive awards as service-based RSUs to attract key management and promote retention. Service-based awards generally vest in four equal annual installments on each of the first four anniversaries of the grant date, subject to continuous employment. We have historically put a focus on time-based RSUs because of the growth stage of our company and the difficulty in developing longer term performance goals prior to commercialization of our HVAD System. However, beginning in 2015, we have put equal emphasis on time-based RSUs and performance-based RSUs consistent with market trends.

New Hire and Promotion Grants

In October of 2015, Dr. Leadley assumed the responsibilities of our Regulatory Affairs Department. In connection with this expanded role, Dr. Leadley’s base salary was increased by $15,000 and her annual bonus target opportunity was increased from 40% of her base salary to 45% of her base salary. In addition, Dr. Leadley was awarded a one-time grant of 2,000 RSUs pursuant to our 2012 Incentive Award Plan.

Determination of Amount of 2015 Long-Term Incentive Grant Levels

The committee approved RSU grants to all of the NEOs under our long term equity incentive program in February 2015 based on full-year 2014 performance. Based on commercial success in 2014 and anticipated future performance, the amount of each grant in 2015 was determined based on individual performance and competitive market positioning for long-term equity incentives targeted at approximately the 75th percentile of our Peer Group. To focus on achieving longer term financial and strategic goals to grow our company and increase stockholder value, the committee granted 50% of the total long-term incentive award in the form of performance-based RSUs. Performance-based RSUs granted to our executives in 2015 will only vest if the common corporate goals, discussed below, are satisfied within a limited period from the date of grant. The committee believes that achievement of the corporate performance milestones beyond the limited period would create less value for stockholders and thus the performance-based RSUs should lapse if not achieved prior to the conclusion of the period.

Grants Made in 2015

The following grants were made to our NEOs during 2015:

	2015 RSU Grants (Total)	Performance Based	Time Based
Douglas Godshall	27,500	13,750	13,750
Peter McAree	7,000	3,500	3,500
Lawrence Knopf	7,000	3,500	3,500
Katrin Leadley, M.D. (1)	9,000	3,500	5,500
Mark Strong	8,000	4,000	4,000

(1)	In October of 2015, Dr. Leadley assumed the responsibilities of our Regulatory Affairs Department. In connection with this expanded role, Dr. Leadley was awarded a one-time grant of 2,000 RSUs pursuant to our 2012 Incentive Award Plan.

Determination of Performance Measure for Performance-Based RSU

The common performance milestones were set with the assistance of the Chief Executive Officer and approved by the committee at the time of grant. One third of the RSUs will vest upon each milestone achievement of (i) submitting a premarket approval (PMA) to the FDA for the MVAD System; (ii) reaching $350 million in revenue over the course of four consecutive quarters; and (iii) Japanese approval of either the HVAD System or MVAD System. In addition, each milestone must be achieved prior to the end of the first quarter that is five years from the grant date, or the corresponding tranche of RSUs will expire. The committee believes that setting these common performance goals which are focused on strategic growth initiatives is appropriate given the impact that these product milestones could have on our future growth.

In 2014, RSUs were granted to our executives under our long-term incentive program of which 80% of the total award were service based awards and the remaining 20% were performance based awards. The terms of certain performance based awards stated that a portion of the RSUs would vest upon the achievement of FDA approval of the HVAD PalTM Controller, provided such milestone occurred within five years of the date of grant. In July 2015, after consultation with management, the committee determined that to better reinforce the strategic direction of the company, the milestone stated in the preceding sentence be changed to the achievement of MVAD System revenue in an amount not less than $90 million over the course of four consecutive quarters, provided that such milestone is achieved prior to the end of the first quarter that is five years from the original grant date, or the corresponding tranche of RSUs will expire.

2016 Long-Term Incentive Awards

In early 2016, the committee approved RSU awards to all of the NEOs under our annual long term equity incentive program based on full year 2015 performance. In addition, the committee approved the issuance of non-qualified stock options to NEOs, except with respect to Mr. Godshall, whose compensation is already substantially tied to shareholder value. The committee elected these long-term incentive vehicles in order to drive shareholder value, maximize retention value for our NEOs, conserve cash and minimize dilution.

Based on stockholder feedback and an extensive review of our long-term incentive program in 2014, the committee increased the percentage of the performance-based portion of the awards from 20% to 50% of the total amount to be granted. In addition, the committee considered competitive market positioning for long-term equity incentives and reduced long-term incentive targets from approximately the 75th percentile to between the 50th and 75th percentile of our Peer Group. For 2016, following unfavorable 2015 stock performance, the committee approved long-term incentive targets generally at the 50th percentile of our Peer Group. The performance milestone was set with the assistance of the Chief Executive Officer and our independent compensation consultants, and was approved by the committee at the time of grant.

Other Compensation

Other Employee Benefits

Executive officers receive the same healthcare benefits as other employees. In the US, we maintain health, dental, vision and supplemental life insurance plans for the benefit of eligible executives. Each of these benefit plans requires the executive to pay a portion of the premium, with the company paying the remainder of the premiums. Standard coverage for life, accidental death and dismemberment and short- and long-term disability insurance coverage is also offered to all eligible executives, and we pay these premiums in full. These benefits are offered on the same basis to all employees.

Retirement Plans

In the US, our executives are eligible to participate in a 401(k) retirement plan after 90 days of employment. As part of the plan, we established a matching program for all of our employees, including the NEOs. The company does not offer any other form of retirement program for its employees, including its NEOs.

Perquisites

As a general matter, we do not provide special benefits and perquisites to our NEOs. While we do not maintain a formal relocation policy, we provide benefits in very limited circumstances to certain executives. In 2015, the company provided a relocation allowance to each of Dr. Leadley and Mr. Strong as described in the Summary Compensation Table below. We believe this allowance was an appropriate incentive for Dr. Leadley as she moved from Germany to Massachusetts as well as for Mr. Strong as he moved from Minnesota to Massachusetts and who is required to travel frequently as we resolve the matters outlined in the warning letter.

Employment Agreements and Severance Arrangements

All of our NEOs have employment agreements with us. These contracts do not have a fixed term or provide for guaranteed increases in base salary or bonuses, and the executives serve on an “at will” basis. The employment agreements contain provisions that entitle our executives to certain payments or benefits if their employment is terminated under certain circumstances, including after a “change-in-control” of the company occurs.

We believe that employment agreements provide us with a mechanism to attract and retain our executive officers. The employment agreements provide us with competitive protections through provisions assigning intellectual property to us and restricting our executives from disclosing our confidential information, competing with us or soliciting our employees, clients, customers, vendors or suppliers. In turn, the agreements provide our executives with protection so they are not distracted by their personal, professional or financial situations at a time when we need them to remain focused on their responsibilities.

The agreements provide for “double-trigger” cash severance payments in the event of a change in control and the executive officer is either terminated from his or her position or moved into a position that represents a substantial change in responsibilities within 18 months after the transaction (these payments do not become due unless both events occur). Vesting of equity awards would be accelerated upon a change in control. We believe the severance benefits and accelerated vesting are appropriate because the occurrence, or potential occurrence, of a change in control transaction would likely create uncertainty regarding the continued employment of our executives and will encourage our executives to remain employed through the change in control process and to focus on enhancing stockholder value both before and during the process. In addition, the accelerated vesting helps assure the executives that they will not lose the expected value of their equity awards because of a change in control of the company.

We do not provide Section 280G or other tax gross-up payments to NEOs should they incur any excise tax liability.

The material terms of each NEO’s employment agreement, and the payments or benefits which the NEOs would receive under different termination circumstances, are set forth below in “Employment Agreements” and “Potential Payments Upon Termination or Change-In-Control,” respectively.

Prohibition of Hedging and Pledging of our Stock

Our Insider Trading Policy prohibits our employees, including our executive officers, and directors, from engaging in transactions designed to off-set decreases in the market value of our stock, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.” Our policy also prohibits employees, including our executive officers and directors, from pledging our securities as collateral for a loan except in very limited circumstances for non-executive officers, which require pre-approval by the company.

Clawback Policies

In December 2014, the committee adopted a compensation recoupment or “clawback” policy applicable to our current and former Section 16 officers which became effective on December 31, 2014. Under this policy, affected incentive cash compensation paid to our Section 16 officers (including our NEOs) will be automatically recouped in the event of a material restatement of our financial statements. Additionally, incentive cash compensation may be recouped in the event of certain violations under our Code of Business Conduct and Ethics or other company policy.

Our employment agreements with our executive officers also entitle us to recover any severance payments made to an executive for breach of the non-competition, non-solicitation, non-disparagement and confidentiality restrictive covenants contained in the agreement for established periods of time up to two years following an executive’s termination. It is the compensation committee’s intention to update its recoupment policy after the SEC has issued final regulations (as required under the Dodd-Frank Act) regarding the scope and form of the required clawback policy.

Equity Grant Practices

Our compensation committee typically makes grants of equity awards to our executive officers and directors on an annual basis or in connection with the commencement of an executive’s employment or a director’s initial appointment to the Board. These grants are generally made at regularly scheduled meetings and on occasion by unanimous written consent of the compensation committee during the first quarter of the year. Since 2013, annual grants of equity incentives to employees are made in the first quarter of each fiscal year and to non-employee directors in the second quarter of each fiscal year in order to have full-year performance data available for consideration in making compensation, including equity incentive, determinations.

Equity grants to new executive officers are approved at the next regular meeting following the executive’s first day of employment, and to new directors coincident with the director’s appointment to the Board. The exercise price of each stock option grant is equal to the closing price of our common stock on the date of the grant.

Stock Ownership Guidelines

Effective January 1, 2013, our Board, upon the recommendation of our nominating and governance committee, adopted stock ownership guidelines for our Section 16 officers and non-employee directors. These guidelines were established to further align the interests of our corporate leaders with those of our stockholders and to promote our commitment to sound corporate governance practices. The ownership guidelines for our executives and non-employee directors are listed below:

Multiple of Base Salary or Base Retainer
Chief Executive Officer	5.0x
Non-employee Directors	3.0x
All Other Section 16 Officers	1.0x

Shares owned by an executive officer include common stock that is beneficially owned, directly or indirectly, by the officer, restricted stock, restricted stock units and after-tax appreciation of vested unexercised stock options.

All officers and directors have three years from the effective date of these guidelines or their appointment as a Section 16 officer or director to meet these guidelines, and their stock ownership is reviewed annually by the nominating and governance committee. For 2015, all NEOs and non-employee directors satisfied our stock ownership guidelines.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we can deduct in any one year for compensation paid to the Chief Executive Officer and the three most highly-compensated NEOs at the end of the year (other than the Chief Financial Officer). However, the $1 million deduction limit does not apply to compensation that is performance-based and provided under a plan that has been approved by our stockholders. While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with our executive compensation program objectives and philosophy, even if the award is not deductible by the company for tax purposes. The annual bonus program and performance-based restricted stock unit awards granted to our NEOs in 2015 were designed to qualify as performance-based compensation under Section 162(m) of the Code. However, we recognize that there can be no guarantee that all compensation intended to qualify as performance-based compensation will actually qualify due to the complexity of the regulation.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed this Compensation Discussion & Analysis with management and, based on such review and discussion, the compensation committee recommends that it be included in this Proxy Statement.

COMPENSATION COMMITTEE

Timothy Barberich (Chairman)

Cynthia Feldmann

Denis Wade, M.D.

Robert Thomas

SUMMARY COMPENSATION TABLE

For the Years Ended December 31, 2015, 2014 and 2013

The following table sets forth compensation earned by Douglas Godshall, our Chief Executive Officer, Peter McAree, our Chief Financial Officer, as well as Katrin Leadley M.D., Mark Strong and Lawrence Knopf, our three other most highly compensated executive officers employed by us at the end of 2015 (collectively, the “NEOs”). The components of each NEO’s total compensation are described below and in more detail in the tables that follow. Please also refer to our Compensation Discussion and Analysis found in this Proxy Statement to help you understand the compensation practices and programs resulting in the compensation elements reflected in these tables.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Non-Equity Incentive Plan Comp. ($)	All Other Comp. ($) (3)	Total ($)
Douglas Godshall	2015	578,292	-		2,464,825	(2)	366,165	10,400	3,419,682
President &	2014	558,736	-		2,792,350	(2)	359,932	10,000	3,721,018
Chief Executive Officer	2013	541,255	-		2,376,250	(2)	273,046	10,000	3,200,551

Peter McAree	2015	347,645	-		627,410		134,983	8,056	1,118,093
Senior Vice President,	2014	334,574	-		707,531		137,337	7,644	1,187,086
Chief Financial Officer	2013	324,756	-		633,710		104,120	12,669	1,075,255
Katrin Leadley, M.D. (4)	2015	369,844	50,000	(5)	627,410		152,235	43,185	1,242,674
Chief Medical Officer	2014	122,579	-		1,185,150		42,647	-	1,350,376

Lawrence Knopf	2015	354,474	-		627,410		139,366	14,501	1,135,751
Senior Vice President,	2014	339,818	-		609,240		137,565	10,020	1,096,644
General Counsel and Secretary	2013	329,186	-		633,710		103,274	10,178	1,076,348
Mark Strong (4)	2015	322,519	-		717,040		125,450	69,391	1,234,400
Senior Vice President,	2014	276,415	-		1,057,353		123,806	45,895	1,503,469
Research & Development and Quality

(1)	Amounts shown in this column do not reflect compensation actually received by our NEOs. Rather, these amounts represent the aggregate grant date fair value of all service- and performance-based restricted stock units granted during each fiscal year computed in accordance with FASB ASC Topic 718, except no assumptions for forfeitures were included. The aggregate fair value of these stock awards is determined using the market value, or closing price, of our common stock on NASDAQ on the grant date, multiplied by the aggregate number of restricted stock units granted. A discussion of the assumptions used in calculating the grant date fair value and related disclosures is set forth in Note 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K.
(2)	Amount includes payments made under the HeartWare International, Inc. 2012 Incentive Award Plan for performance during the prior year. Payments for 2015 performance were made in March 2016.
(3)	Amounts shown in this column represent matching contributions made to each NEO (other than Dr. Leadley) under our 401(k) retirement plan, which is available to eligible employees after 90 days of employment. Amounts reflected in 2015 for Dr. Leadley and in 2015 and 2014 for Mr. Strong also include reimbursement for moving and living expenses in connection with each of their relocation packages. In 2015, Dr. Leadley was reimbursed $43,185 for moving and living expenses of which $14,965 represented tax-related reimbursement, and Mr. Strong was reimbursed $57,720 for moving and living expenses of which $19,381 represented tax-related reimbursement.
(4)	Dr. Leadley joined HeartWare in August 2014 and Mr. Strong became an executive officer in July 2014.
(5)	This amount represents a one-time sign-on bonus paid to Dr. Leadley in early 2015 in connection with the commencement of her employment in August 2014.

Grants of Plan Based Awards

The following table describes the grants of plan-based awards made to our NEOs in 2015.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1) Corporate Performance Goal				Estimated Future Payouts Under Equity Incentive Plan Awards Target (2)	All Other Stock Awards; Number of Shares of Stock or Units (3)		Grant Date Fair Value of Stock Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Individual
Douglas Godshall	2/23/2015	$186,240	$327,480	$465,600	$93,120
	2/23/2015					13,750			$1,232,413
	2/23/2015						13,750		$1,232,413

Peter McAree	2/23/2015	$39,401	$78,803	$98,504	$78,803
	2/23/2015					3,500			$313,705
	2/23/2015						3,500		$313,705

Katrin Leadley, M.D.	2/23/2015	$44,438	$88,875	$111,094	$88,875
	2/23/2015					3,500			$313,705
	2/23/2015						3,500		$313,705
	12/9/2015						2,000	(5)	$92,060

Lawrence Knopf	2/23/2015	$40,211	$80,423	$100,528	$80,423
	2/23/2015					3,500			$313,705
	2/23/2015						3,500		$313,705

Mark Strong	2/23/2015	$36,619	$73,238	$91,547	$73,238
	2/23/2015					4,000			$358,520
	2/23/2015						4,000		$358,520

(1)	These awards reflect potential targets under our annual cash bonus program and were granted under our 2012 Incentive Award Plan. Potential payouts under this plan for 2015 include threshold, target and maximum amounts for achievement of common corporate and individual performance goals. For a discussion of this program and the actual achievement of the performance criteria by our NEOs in 2015, see the Compensation Discussion and Analysis section of this Proxy Statement. Actual amounts were paid to our NEOs for 2015 performance in March 2016 and are listed in the Summary Compensation Table above.
(2)	Performance-based restricted stock units were granted to each of our NEOs in 2015. The restricted stock units will vest upon the achievement of pre-established common corporate milestones if the milestones are satisfied within five years from the date of grant.
(3)	Service-based restricted stock unit awards were granted to each NEO and will vest in four equal annual installments beginning on the first anniversary of the date of grant.
(4)	The dollar value of the service- and performance-based restricted stock units granted in 2015 are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value and related disclosures is set forth in Note 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K.
(5)	This service-based restricted stock unit award was granted to Dr. Leadley in connection with the expansion of her responsibilities to include Regulatory Affairs in October 2015. The restricted stock units will vest in four equal annual installments beginning October 19, 2016.

Additional Information Explaining Summary Compensation and Grants of Plan-Based Awards Tables

Additional information regarding the process for determining executive compensation, 2015 compensation decisions made for our NEOs and the relationships among the different elements of NEO compensation is contained in our Compensation Discussion and Analysis section beginning on page 23 of this Proxy Statement.

Annual Incentive Bonuses

Annual incentive bonuses are granted under our 2012 Incentive Award Plan and paid in cash. Employees eligible to participate in the plan hired on or before March 31 of a given year are entitled to full participation in the plan. Eligible employees who are hired on April 1 through September 30 of a given year are entitled to participate in the plan on a prorated basis. Actual annual incentive awards are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above. The 2015 threshold, target and maximum bonus opportunity for each of our named executive officers is shown in the Grant of Plan-Based Awards table and discussed in our Compensation Discussion and Analysis section of this Proxy Statement.

Long-Term Incentive Plan

In 2015, we granted equity awards in the form of service- and performance-based restricted stock units to each of our NEOs as part of our Long-Term Incentive Program under our 2012 Incentive Award Plan. This plan is administered by our independent compensation committee and provides us the ability to grant various forms of equity awards, including stock options and restricted stock units to our employees, directors and consultants. The vesting of awards is conditioned on the NEO being employed with us on the vesting date or, in the case of performance-based awards, upon satisfaction of pre-established goals. Unvested stock options and restricted stock units may accelerate if the executive is terminated due to death, permanent disability, position elimination, or in the event of a change in control of the company.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes all outstanding equity awards for the NEOs as of December 31, 2015

2015 Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options
Name	Exercisable (#)		Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Restricted Stock Units That Have Not Yet Vested (#)		Market Value of Shares of Stock That Have Not Yet Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (1)
Douglas Godshall	37,344	(2)	-	$28.06	09/27/16
						10,000	(3)	$504.000
						16,500	(4)	$831.600
						13,750	(5)	$693.000
									5,000	(6)	$252,000
									5,500	(7)	$277,200
									13.750	(8)	$693,000
Peter McAree						6,250	(9)	$315,000
						2,800	(3)	$141,120
						4,181	(4)	$210,722
						3,500	(5)	$176,400
									1,393	(7)	$70,207
									3,500	(8)	$176,400
Katrin Leadley, M.D.						11,250	(10)	$567,000
						3,500	(5)	$176,400
						2,000	(11)	$100,800
									3,500	(8)	$176,400
Lawrence Knopf						2,800	(3)	$141,120
						3,600	(4)	$181,440
						3,500	(5)	$176,400
									1,200	(7)	$60,480
									3,500	(8)	$176,400
Mark Strong						7,000	(12)	$352,800
						1,579	(4)	$79,582
						7,500	(13)	$378,000
						4,000	(5)	$176,400
									526	(7)	$26,510
									4,000	(8)	$201,600

(1)	Market value was determined by multiplying the number of shares of stock granted to each NEO by $50.40, the closing price of our common stock on December 31, 2015, the last trading day of the year.
(2)	These stock options were granted in 2006 with an exercise price equal to AU$38.50. The exercise price has been converted to US dollars using the exchange rate at December 31, 2015 or AU$1.00 = US $0.72875674.
(3)	Unvested restricted stock units will vest in equal annual installments on February 7, 2016 and 2017.
(4)	Unvested restricted stock units will vest in equal annual installments on February 24, 2016, 2017 and 2018.
(5)	Unvested restricted stock units will vest in equal annual installments on February 23, 2016, 2017, 2018 and 2019.
(6)	These awards represent performance-based restricted stock units granted in 2013 and will vest upon satisfaction of pre-established individual performance goals set by the compensation committee for each respective NEO. Mr. McAree’s award vested in full on March 7, 2014 and Mr. Knopf’s award vested in full on September 9, 2014.

(7)	These awards represent performance-based restricted stock units granted in 2014 and will vest upon the satisfaction of pre-established common corporate milestones set by the compensation committee.
(8)	These awards represent performance-based restricted stock units granted in 2014 and will vest upon the satisfaction of pre-established common corporate milestones set by the compensation committee.
(9)	Unvested restricted stock units will vest on July 9, 2016.
(10)	These restricted stock units will vest in equal annual installments on August 25, 2016, 2017 and 2018.
(11)	Unvested restricted stock units will vest in equal annual installments on October 19, 2016, 2017, 2018 and 2019.
(12)	Unvested restricted stock units will vest in equal annual installments on September 30, 2016 and 2017.
(13)	Unvested restricted stock units will vest in equal annual installments on July 21, 2016, 2017 and 2018.

2015 Option Exercises and Restricted Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and the number and value of restricted stock units vested during 2015 for each of our NEOs.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Douglas Godshall	-	-	19,500	1,358,885
Peter McAree	-	-	9,044	707,243
Katrin Leadley, M.D.	-	-	3,750	298,350
Lawrence Knopf	-	-	9,350	770,370
Mark Strong	-	-	6,527	441,395

(1)	Value realized has been calculated based upon the closing price of our common stock on the date of vesting. Shares acquired upon vesting may still be held by the NEO.

Pension Benefits

We do not have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than our 401(k) retirement plan which is available for all of our employees, including our NEOs.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not have any defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Employment, Severance and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs. The agreements do not have a fixed term or provide for guaranteed increases in base salary or bonuses, and each executive serves on an “at will” basis. The agreements were initially established when the executive joined our company and each contain substantially similar terms and conditions. The agreements generally set forth the executive’s title and responsibilities, initial base salary (subject to review by the Board and may be adjusted at the discretion of the Board), eligibility to receive an annual cash incentive bonus (at the discretion of the Board), full participation in our employee benefits programs, and indemnification. Some, but not all, of the initial employment agreements contain one-time entitlements such as sign-on bonuses, initial equity grants, or relocation reimbursement. All of the agreements include certain restrictive covenants, including non-competition, non-solicitation, and non-disparagement clauses that survive for up to two years after termination of employment. In connection with these employment agreements, each NEO (except for Dr. Leadley) entered into a Proprietary Information, Confidentiality and Inventions Assignment Agreement whereby the executive officer, among other things, agreed to protect and not disclose our confidential information and assign all rights, including all intellectual property rights, to us without further compensation. These agreements were replaced with new Business Protection Agreements in 2014. Dr. Leadley signed the Business Protection Agreement at the time she signed her employment agreement.

The agreements also provide our NEOs severance pay upon certain termination events including termination that follows a change in control of the company. The amount of severance pay for each executive varies depending on the individual executive and the nature of the termination. All severance payments are conditioned upon the executive signing a general release of all claims against the company which contains representations that the executive will adhere to the restrictive covenants that survive post-termination. Under the employment agreements, we may recover the severance amounts paid to an executive for breach of any of the restrictive covenants, including the Business Protection Agreement. Potential payments under these agreements are described in detail under Potential Payments Upon Termination or Change-In-Control below.

Severance provisions in current NEO employment agreements are intended to comply with the provisions of Section 409A of the Internal Revenue Code. Further, indemnification entitlements for our NEOs are intended to be consistent with our certificate of incorporation and bylaws, as currently in effect. Additional information regarding the material terms of our employment agreements particular to each of our named executive officers is described below.

Doug Godshall, President, Chief Executive Officer and Executive Director

Mr. Godshall’s employment agreement, as amended, establishes his annual base salary, subject to annual review and discretionary adjustment by the Board. Mr. Godshall is also entitled to receive severance payments under certain circumstances as described in detail under Potential Payments Upon Termination or Change-In-Control.

Peter McAree, Senior Vice President, Chief Financial Officer and Treasurer

We entered into an employment agreement with Mr. McAree in 2012 in connection with his becoming our Senior Vice President, Chief Financial Officer and Treasurer. Mr. McAree’s employment agreement established his annual base salary at $320,000, subject to annual review and discretionary adjustment by the Board, and his annual incentive bonus target at 40% of his base salary (with prorated participation for 2012). Additionally, Mr. McAree was granted an initial equity award of 25,000 restricted stock units on September 20, 2012, which began to vest in equal annual installments beginning with the first anniversary of his start date, July 9, 2013. The compensation committee increased Mr. McAree’s salary to $336,764 for 2014 and $350,235 for 2015, and increased his annual incentive bonus target to 45% in 2014. Mr. McAree is entitled to receive severance payments under certain circumstances as described in detail under Potential Payments Upon Termination or Change-In-Control.

Lawrence Knopf, Senior Vice President, General Counsel and Secretary

We entered into an employment agreement with Mr. Knopf in March 2011 in connection with his becoming our Senior Vice President, General Counsel and Secretary. In addition to the customary provisions contained in our employment agreements with executive officers, Mr. Knopf’s agreement sets his annual base salary at $310,000, subject to annual review and discretionary adjustment by the Board, and his annual incentive bonus target at 40% of his base salary with full participation for 2011. The compensation committee increased Mr. Knopf’s salary to $330,476 for 2013, $342,042 for 2014 and $357,434 for 2015. Mr. Knopf is entitled to receive severance payments under certain circumstances as described in detail under Potential Payments Upon Termination or Change-In-Control.

Katrin Leadley, M.D., Chief Medical Officer

We entered into an employment agreement with Dr. Leadley in August 2014 in connection with her becoming our Chief Medical Officer. In addition to the customary provisions contained in our employment agreements with executive officers, Dr. Leadley’s agreement established her annual base salary at $375,000, subject to annual review and discretionary adjustment by the Board, and her annual incentive bonus target at 40% of her base salary (with prorated participation for 2014). Additionally, we agreed to pay Dr. Leadley a one-time sign-on bonus of $50,000 and granted her an initial equity award of 15,000 restricted stock units on September 9, 2014, which began to vest in equal annual installments beginning with the first anniversary of her start date, August 25, 2015. The compensation committee increased Dr. Leadley’s base salary in 2014 to $380,000 and to $395,000 in October 2015 in connection with increased responsibilities to include Regulatory Affairs. The agreement also provides Dr. Leadley relocation benefits in connection with her move from Germany to Massachusetts. Dr. Leadley is entitled to receive severance payments under certain circumstances as described in detail under Potential Payments Upon Termination or Change-In-Control.

Mark Strong, Senior Vice President, Research & Development and Quality

Mr. Strong’s employment agreement established his annual base salary at $250,000, subject to annual review and discretionary adjustment by the Board. The compensation committee increased Mr. Strong’s salary in connection with his promotion in July 2014 to $310,000 and granted him an equity award of 10,000 restricted stock units on September 9, 2014. The restricted stock units vest in four equal annual installments beginning on July 25, 2015, the first anniversary of Mr. Strong’s promotion. In connection with his relocation, we agree to pay for certain relocation benefits associated with Mr. Strong’s move to Massachusetts including a housing allowance of $2,500 per month through January 2016. The compensation committee increased Mr. Strong’s base salary for 2015 to $325,500. Mr. Strong is entitled to receive severance payments under certain circumstances as described in detail under Potential Payments Upon Termination or Change-In-Control.

Potential Payments Upon Termination or Change-In-Control

Our NEOs would be entitled to post-termination benefits if their employment is terminated in one or more of the following circumstances:

•	by us without “cause” or by the executive for “good reason” (not in respect of a change in control);

•	by us without “cause” or by the executive for “good reason” within 18 months of a “change in control”;

•	death or disability; and

•	voluntary resignation.

Under the incentive plans and agreements that govern outstanding equity awards granted to our NEOs, unvested stock options and restricted stock units are generally forfeited on the date of the employee’s termination, except that unvested awards may fully vest in certain limited circumstances described below.

The following sections discuss the estimated benefits our NEOs would receive in each of the above referenced termination circumstances. Definitions for what we mean by “cause”, “change in control” and “good reason” can be found at the end of this narrative section.

Termination Without Cause and Resignation for Good Reason

If we terminate the employment of a NEO without cause or if the executive resigns due to good reason (not following a change in control), then we will provide the NEO the following benefits:

•	Base Salary Continuation

•	to Mr. Godshall, twelve months of his base salary as in effect at the time of termination payable in regular payroll cycles; and

•	to each other NEO, six months of their respective base salary as in effect at the time of termination payable in regular payroll cycles.

•	COBRA Continuation Coverage

•	to Mr. Godshall, to the extent elected, premiums for twelve months of continued COBRA coverage or earlier if he becomes entitled to participate in another employer’s health plan; and

•	to each other NEO, to the extent elected, premiums for six months of continued COBRA coverage or earlier if the executive becomes entitled to participate in another employer’s health plan.

•	Unvested Equity Award Treatment

•	provided only for circumstances in which the NEO is terminated by us due to a position elimination, all unvested stock options and restricted stock units granted under our 2008 Stock Incentive Plan and 2012 Incentive Award Plan will vest upon the effective date of termination.

Termination Without Cause and Resignation for Good Reason following a Change in Control

In the event of a change in control of the company and a NEO is terminated either by us without cause or by the NEO for good reason within 18 months following the change of control, we will provide the NEO the following benefits:

•	Severance Pay

•	to Mr. Godshall, a lump-sum cash payment equal to the sum of two times the amount of base salary in effect at the time of termination and the amount of his most recent annual bonus; and

•	to each other NEO, a lump-sum cash payment equal to the sum of the amount of base salary in effect at the time of termination and the amount of his or her most recent annual bonus.

•	COBRA Continuation Coverage

•	to Mr. Godshall, to the extent elected, premiums for 24 months of continued COBRA coverage or earlier if he becomes entitled to participate in another employer’s health plan; and

•	to each other NEO, to the extent elected, premiums for 12 months of continued COBRA coverage or earlier if the executive becomes entitled to participate in another employer’s health plan.

•	Unvested Equity Award Treatment

•	unvested stock options and restricted stock units granted under our 2008 Stock Incentive Plan and 2012 Incentive Award Plan will vest upon the effective date of a change in control of the company.

Our NEOs are not entitled to any 280G excise tax gross-ups if the benefits payable to them constitute excess parachute payments under Section 280G of the Internal Revenue Code. A NEO who receives excess parachute payments would be liable for the 20% excise tax on a portion of the parachute payments, and we would not be permitted to claim a federal income tax deduction for a portion of the parachute payments.

Death and Disability

If a NEO’s employment with us is terminated due to his or her death or permanent disability, we will pay the amount of any unpaid base salary earned through the termination date and any compensation or benefits that he or she may be entitled to by law or under the terms of our compensation and benefit plans then in effect including, without limitation, amounts owed for unpaid vacation leave accrued during the course of his or her employment with us. Additionally, unvested stock options and restricted stock units will vest upon the date of termination. Vested options will generally remain exercisable for a period of six months under the 2008 Stock Incentive Plan and for twelve months under the 2012 Annual Incentive Plan following the date of termination or the balance of the ten year term, whichever is earlier.

Voluntarily Resignation

Upon an NEO’s voluntary resignation, we will pay the amount of any unpaid base salary earned through the date of termination and any compensation or benefits that he or she may be entitled to by law or under the terms of our compensation and benefit plans then in effect including, without limitation, amounts owed for unpaid vacation leave accrued during the course of his or her employment with us. Unvested stock options and restricted stock units granted under our 2008 Stock Incentive Plan and 2012 Incentive Award Plan will be forfeited upon termination. Vested stock options will generally remain exercisable for a period of up to thirty days under the 2008 Stock Incentive Plan and three months under the 2012 Annual Incentive Plan from the date of termination.

Definitions

Cause. Under our employment agreements, “cause” is defined to include (i) the executive’s material or persistent breach of the employment agreement; (ii) the executive’s engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the company; (iii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board brings the executive, the Board, the company or any affiliate into disrepute; (iv) neglect of or negligent performance of the executive’s duties under the employment agreement; (v) willful, unauthorized disclosure of material confidential information belonging to the company, or entrusted to the company by a client, customer, or other third party; (vi) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of the executive’s duties, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the executive’s duties; (vii) repeated failure to comply with the lawful directions of the executive’s immediate supervisor or the Board that are not inconsistent with the terms of the employment agreement; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the company or any affiliate into disrepute.

Change in Control. A “change in control” means the earliest to occur of any of the following events, construed in accordance with section 409A of the Internal Revenue Code: (i) any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, beneficial ownership of more than a majority of the total fair market value or total voting power of the then-outstanding securities of HeartWare International, Inc.; (ii) any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, the assets of HeartWare International, Inc. that have a total gross fair market value (as determined by the Board) of more than 50% of the total gross fair market value of all of the assets of, as applicable, HeartWare International, Inc. immediately prior to the initiation of the acquisition; or (iii) a majority of the members of the Board of Directors of HeartWare International, Inc. is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board prior to the initiation of the replacement.

For purposes of this definition, a “Person” means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than (A) HeartWare International, Inc., (B) any trustee or other fiduciary holding securities under an employee benefit plan of HeartWare International, Inc., or (C) any corporation owned, directly or indirectly, by the stockholders of HeartWare International, Inc. in substantially the same proportions as their ownership of stock of HeartWare International, Inc. Persons will be considered to be “Acting as a Group” (or a “Group”) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such stockholder is considered to be Acting as a Group with other stockholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be Acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

Good Reason. Under our employment agreements, “good reason” is defined to include (i) a material diminution in base salary; (ii) a material diminution in authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, (iv) a material diminution in the budget over which the executive retains authority; or (v) any other action or inaction that constitutes a material breach by the company of any agreement under which the executive provides services.

The following table reflects amounts payable to each of our NEOs in the event of termination from the company under various scenarios. The amounts shown are estimated and assume that termination was effective as of December 31, 2015, and are based on the closing price of our common stock on that date, $50.40.

Name	Voluntary Resignation	Death or Disability	Termination due to Position Elimination (not following a change in control)	Termination without Cause or Resignation for Good Reason (not following a change in control)	Change in Control	Termination without Cause or Resignation for Good Reason (following a change in control)
Douglas Godshall
Salary	0	0	582,077	582,077	0	1,164,154
Bonus	0	0	0	0	0	366,165
Health & Welfare	0	0	24,960	24,960	0	49,920
Restricted Stock Units	0	3,250,800	3,250,800	0	3,250,800	3,250,800
Other Payments	0	0	0	0	0	0
Total:	$0	$3,250,800	$3,857,837	$607,037	$3,250,800	$4,831,039
Peter McAree
Salary	0	0	175,118	175,118	0	350,236
Bonus	0	0	0	0	0	134,983
Health & Welfare	0	0	12,480	12,480	0	24,960
Restricted Stock Units	0	1,089,850	1,089,850	0	1,089,850	1,089,850
Other Payments		0	0	0	0	0
Total:	$0	$1,089,850	$1,277,448	$187,598	$1,089,850	$1,600,029
Katrin Leadley, M.D.
Salary	0	0	197,500	197,500	0	350,236
Bonus	0	0	0	0	0	134,983
Health & Welfare	0	0	12,480	0	0	24,960
Restricted Stock Units	0	1,020,600	1,020,600	0	1,020,600	1,089,850
Other Payments	0	0	0	0	0	0
Total:	$0	$1,020,600	$1,230,580	$197,500	$1,020,600	$1,600,029
Lawrence Knopf
Salary	0	0	178,717	178,717	0	357,434
Bonus	0	0	0	0	0	139,366
Health & Welfare	0	0	12,480	12,480	0	24,960
Restricted Stock Units	0	735,840	735,840	0	735,840	735,840
Other Payments	0	0	0	0	0	0
Total:	$0	$735,840	$927,037	$191,197	$735,840	$1,257,600
Mark Strong
Salary	0	0	162,750	162,750	0	325,500
Bonus	0	0	0	0	0	125,450
Health & Welfare	0	0	12,480	12,480	0	24,960
Restricted Stock Units	0	1,240,092	1,240,092	0	1,240,092	1,240,092
Other Payments	0	0	0	0	0	0
Total:	$0	$1,240,092	$1,415,322	$175,230	$1,240,092	$1,716,002

Amounts actually received by any NEO, should any one of them cease to be employed, will vary based on factors such as the timing during the year of the event, our stock price and any changes to our benefit arrangements and policies. Additionally, termination events not following a change in control do not include annual bonus amounts as participants must be employed by us on the payment date which is generally before the end of the first quarter of the following year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 20, 2016, information regarding beneficial ownership of shares of our common stock by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Unless otherwise indicated, we deem shares of common stock subject to options and service-based restricted stock unit awards that, in each case, become exercisable or vest within 60 days of April 20, 2016 to be outstanding and beneficially owned by the person holding the restricted stock units or options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. Except as otherwise indicated, we believe that the beneficial owners of the shares of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares.

As of April 20, 2016, there were 17,536,482 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approx. Percent of Shares Outstanding
5% Shareholders
FMR LLC	2,077,213	(1)	11.8%
82 Devonshire Street
Boston, MA 02109

The Vanguard Group	1,201,417	(2)	6.9%
100 Vanguard Blvd.
Malvern, PA 19355

Frontier Capital Management Company, LLC	1,065,494	(3)	6.1%
99 Summer Street
Boston, MA 02110

UBS Asset Management division of UBS Group AG	1,020,308	(4)	5.8%
Bahnhofstrasse 45
Zurich, Switzerland

BlackRock, Inc.	1,004,571	(5)	5.7%
55 East 52nd Street
New York, NY 10022

Directors and Named Executive Officers
Ray Larkin, Jr.	13,750	(6)	*
Seth Harrison, M.D.	161,829	(7)	*
Timothy Barberich	22,571	(8)	*
Cynthia Feldmann	8,500	(9)	*
Robert Stockman	29,974	(10)	*
Robert Thomas	11,260	(11)	*
Denis Wade, M.D.	16,466	(12)	*
Stephen Oesterle, M.D.	1,000		*
Chadwick Cornell	-		*
Douglas Godshall	121,689	(13)	*
Peter McAree	15,880		*
Lawrence Knopf	17,608		*
Katrin Leadley, M.D.	-		*
Mark Strong	2,888		*
All directors and named executive officers as a group (14 persons)	423,415	(14)	2.4%

*	Indicates less than 1%

(1)	Information based on Schedule 13G/A filed with the SEC by FMR LLC and Abigail P. Johnson on February 12, 2016 for the period ended December 31, 2015. FMR LLC and Abigail P. Johnson each reported aggregate beneficial ownership of the same 2,077,213 shares of our common stock. Each of FMR LLC and Abigail P. Johnson reported sole dispositive power respect to the same 2,077,213 shares of our common stock, and FMR LLC reported sole voting power with respect to 73,093 of those shares.

(2)	Information based on Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 11, 2016 for the period ended December 31, 2015. The Vanguard Group, Inc. reported sole dispositive power to 1,163,297 shares of our common stock, shared dispositive power to 38,120 shares of our common stock, sole voting power to 37,920 shares of our common stock, and shared voting power to 1,300 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,820 shares of our common stock as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., another wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,400 shares of our common stock as a result of serving as investment manager of Australian investment offerings.
(3)	Information based on Schedule 13G filed with the SEC by Frontier Capital Management Co., LLC on February 12, 2016 for the period ending December 31, 2015. Frontier Capital Management Co., LLC reported sole dispositive power to 1,065,494 shares of our common stock and sole voting power to 517,964 shares of our common stock.
(4)	Information based on Schedule 13G filed with the SEC by UBS Group AG on February 16, 2016 for the period ending December 31, 2015. UBS Group AG reported sole voting power to 925,828 shares of our common stock and shared dispositive power to 1,020,308 shares of our common stock. UBS Group AG disclaims beneficial ownership of our securities and the filing reflects the securities beneficially owned by the UBS Asset Management division of UBS Group AG and its subsidiaries and affiliates on behalf of its clients.
(5)	Information based on Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2016 for the period ended December 31, 2015. BlackRock, Inc. reported sole dispositive power to 1,004,571 shares of our common stock and sole voting power to 966,900 shares of our common stock.
(6)	Includes 5,750 shares subject to options exercisable within 60 days of April 20, 2016 and 1,500 shares subject to restricted stock units that will vest within 60 days of April 20, 2016.
(7)	Includes 5,750 shares subject to options exercisable within 60 days of April 20, 2016 and 1,500 shares subject to restricted stock units that will vest within 60 days of April 20, 2016. Also includes 14,936 shares held by Dr. Harrison’s spouse and 3,500 shares held by Tortoise Foundation, a charitable foundation managed by Dr. Harrison. Dr. Harrison disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in them.
(8)	Includes 11,464 shares subject to options exercisable within 60 days of April 20, 2016 and 1,500 shares subject to restricted stock units that will vest within 60 days of April 20, 2016.
(9)	Includes 3,750 shares subject to options exercisable within 60 days of April 20, 2016 and 1,750 shares subject to restricted stock units that will vest within 60 days of April 20, 2016.
(10)	Includes 11,464 shares subject to options exercisable within 60 days of April 20, 2016 and 1,500 shares subject to restricted stock units that will vest within 60 days of April 20, 2016.
(11)	Includes 5,750 shares subject to options exercisable within 60 days of April 20, 2016, 1,500 shares subject to restricted stock units that will vest within 60 days of April 20, 2016 and 1,000 shares held in trust.
(12)	Includes 4,966 shares held by a family trust, 5,750 shares subject to options exercisable within 60 days of April 20, 2016 and 1,500 shares subject to restricted stock units that will vest within 60 days of April 20, 2016.
(13)	Includes 37,344 shares subject to options exercisable within 60 days of April 20, 2016.
(14)	Includes 87,022 shares subject to options exercisable within 60 days of April 20, 2016 and 10,750 shares subject to restricted stock units that will vest within 60 days of April 20, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of our company. Officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon information furnished to us and contained in reports filed with the SEC, as well as any written representations that no other reports were required, we believe that filing requirements under Section 16(a) of the Exchange Act for our directors, executive officers and beneficial owners of greater than ten percent of our common stock were timely satisfied with the exception of one Form 4 for Dr. Leadley, which was filed late due to administrative oversight. In making these statements, we have relied on the written representations of our directors and executive officers and copies of their reports filed with the SEC.

OTHER BUSINESS

2017 Stockholder Proposals

Stockholders interested in submitting a proposal to be considered for inclusion in our Proxy Statement and form of Proxy for the 2017 annual meeting of stockholders may do so by following the procedures prescribed by Securities Exchange Act Rule 14a-8. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing as our principal executive offices on or before Saturday, December 31, 2016.

A stockholder may wish to have a proposal presented at the 2017 annual meeting of stockholders, but not to have the proposal included in our Proxy Statement and form of Proxy relating to that meeting.

Pursuant to our bylaws, in most circumstances, no business may be brought before the annual meeting unless it is specified in the notice of meeting (or any supplement thereto) or is otherwise brought before the meeting at the direction of the Board or by a stockholder of record who otherwise has the right to submit the proposal and who has delivered written notice to us (containing certain information specified in the bylaws about the stockholder and the proposed action) no later than 120 days prior to the first anniversary of the mailing date of the Proxy Statement for the preceding year’s annual meeting, i.e., before Saturday, December 31, 2016.

Nominating or Recommending for Nomination Candidates for Director

Our bylaws permit stockholders to provide nominations of persons for election to the Board at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to us in accordance with our bylaws, which, in general, require that the notice be received by us within the time period described above under “2017 Stockholder Proposals.”

Transaction of Other Business

At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the annual meeting to be held on June 2, 2016 other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournments or postponements of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

Douglas Godshall

Chief Executive Officer

HeartWare® IMPORTANT ANNUAL MEETING INFORMATION ENDORSEMENT LINE SACKPACK 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on June 2, 2016. Vote by Internet Go to www.envisionreports.com/HTWR Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed. The BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1 THROUGH 3. 1. To elect four directors until the later of our 2019 annual meeting of stockholders or the date on which their successors are duly elected and qualified, and to elect one director (Dr. Oesterle) until the later of our 2018 annual meeting of stockholders or the date on which a successor is duly elected and qualified: For Withhold For Withhold For Withhold 01 - Chadwick Cornell 02 - Douglas Godshall 03 - Seth Harrison, M.D. 04 - Stephen Oesterle, M.D. 05 - Robert Stockman For Against Abstain For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. 3. To approve, on an advisory basis, our named executive officers’ compensation. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears hereon. If stock is held jointly, signature should include both names. Administrators, Trustees, Guardians and others signing in a representative capacity, please give your full titles. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 2 7 7 9 6 4 1

Please promptly sign, date and return the proxy card to

Proxy Services c/o Computershare Investor Service, P.O. Box 30202, College Station, TX 77842-3202

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Heartware International, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEARTWARE INTERNATIONAL, INC.

The undersigned, a stockholder of HeartWare International, Inc., a Delaware corporation (the “Company”), does hereby appoint Douglas Godshall, Lawrence Knopf and Mark Fennell and each of them as Proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of the Company to be held at its corporate headquarters, 500 Old Connecticut Path, Building A, Framingham, MA, on June 2, 2016 at 8:00 A.M., E.T., and at any adjournments or postponements thereof, all of the shares of the Company’s common stock that the undersigned would be entitled to vote if personally present. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxy holders may vote for election of a substitute nominee proposed by the Board of Directors.

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